UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHOTOCHANNEL NETWORKS INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English (if applicable))

British Columbia, Canada
(Province or other jurisdiction of incorporation or organization)

51420
(Primary Standard Industrial Classification Code Number (if applicable))

Not Applicable
(I.R.S. Employer Identification Number (if applicable))

Suite 590, 425 Carrall Street
Vancouver, British Columbia
Canada V6B 6E3
Telephone: (604) 893-8955
(Address and telephone number of Registrant’s principal executive offices)

Suite 590, 425 Carrall Street
Vancouver, British Columbia
Canada V6B 6E3
Telephone: (604) 893-8955
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:
Corporation Service Company	Cory Kent	Robert Chisholm
Suite 400, 2711 Centerville Road	Lang Michener LLP	PhotoChannel Networks Inc.
Wilmington, Delaware	1500 – 1055 West Georgia Street	Suite 590, 425 Carrall Street
USA 19808	Vancouver, British Columbia	Vancouver, British Columbia
(800) 927-9800	Canada V6E 4N7	Canada V6B 6E3
	(604) 689-9111	Telephone: (604) 893-8955

Approximate date of commencement of proposed sale of the securities to the public

From time to time after the effective date of this Registration Statement.
British Columbia, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	[X]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[ ]	at some future date (check appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Common Share(4)	Proposed maximum aggregate offering price	Amount of registration fee(5)
Common Shares, no par value	4,430,588(2)	$3.96	$17,545,128	$538.64
Common Shares, no par value	4,857,147(3)	$3.96	$19,234,302	$590.49
Total	9,287,735		$36,779,430	$1,129.13

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

(2)

Comprised of 4,430,588 common shares issued to the selling shareholders in a private placement of units of the Registrant, with each unit being comprised of one common share and one common share purchase warrant.

(3)

Comprised of 4,857,147 common shares issuable upon exercise of the common share purchase warrants issued in connection with the Registrant’s private placement of units, including 426,559 common share purchase warrants issued to placement agents who assisted with the private placement.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common shares on the OTCBB on May 25, 2007.

(5)

Based on the SEC’s registration fee of $30.70 per $1,000,000 of securities registered. Fees were paid with initial Registration Statement on Form F-10 previously filed with the Commission on May 29, 2007.

The Registrant hereby amends its registration statement on Form F-10, previously filed with the Commission on May 29, 2007, to include the final short form prospectus filed with certain Canadian securities commissions on the date hereof, relating to the offering of the Registrants’ Common Shares in Canada and the United States.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

This short form base shelf prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in the Provinces of British Columbia and Ontario that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of PhotoChannel Networks Inc. at Suite 590, 425 Carrall Street, Vancouver, British Columbia, V6B 6E3 (telephone: (604) 893-8955), and are also available electronically at www.sedar.com.

Short Form Base Shelf Prospectus dated August 10, 2007

Secondary Offering

PHOTOCHANNEL NETWORKS INC.

9,287,735 Common Shares

     An aggregate of 4,430,588 common shares (the “Shares”) of PhotoChannel Networks Inc. and 4,430,588 common share purchase warrants, each warrant entitling the holder to purchase one common share of PhotoChannel Networks Inc. at a price of US$4.00 (the “Warrants”), were issued and sold on a private placement basis to certain investors on March 30 and April 2, 2007 at an issue price of US$3.40 for each unit composed of one share and one Warrant (the “Private Placement”). In addition, we issued 379,059 Warrants to Tejas Securities Incorporated and 47,500 Warrants to Merriman, Curhan & Ford LLP (collectively, with Tejas Securities Incorporated, the “Placement Agents”) in consideration for their assistance in completing the Private Placement. Each of Tejas Securities Incorporated and Merriman, Curhan & Ford LLP is a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934. This short form base shelf prospectus may be used by the selling shareholders identified under the section entitled “Selling Shareholders” below (the “Selling Shareholders”) in connection with offers to resell in the United States, British Columbia and Ontario the Shares, the common shares of PhotoChannel Networks Inc. issuable upon the exercise of the Warrants (the “Warrant Shares”) and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event (together with the Shares and the Warrant Shares, the “Common Shares”) through the date which is 25 months after the effective date of this prospectus, or such earlier date as is prescribed under National Instrument 44-102 – Shelf Distributions. We have agreed in a registration rights agreement between the Selling Shareholders (other than the Placement Agents) and us to maintain the registration of the Common Shares until the fifth anniversary of the first closing date of the Private Placement and to bear all fees and expenses in connection with the registration and sale of the Common Shares by the Selling Shareholders. See “Plan of Distribution”.

     Our common shares currently trade under the symbol “PN” on the TSX Venture Exchange (“TSX-V”) and under the symbol “PNWIF” on the OTC Bulletin Board (“OTCBB”). The last reported sale prices of our common shares on the TSX-V and the OTCBB on August 9, 2007 were Cdn$3.12 and US$2.97 per share, respectively.

     Investing in our common shares involves risks. Please carefully consider the “Risk Factors” section beginning on page 20 of this short form base shelf prospectus.

     It is not possible at the present time to determine the price to the public in any sale of the Common Shares by the Selling Shareholders as the Common Shares may be offered in negotiated transactions or otherwise, at varying prices determined at the time of the sale or at negotiated prices. In addition, the Common Shares may be offered from time to time through ordinary brokerage transactions on the TSX-V or the OTCBB. See “Plan of Distribution”.

     We will not receive any of the proceeds from the resale of the Common Shares by any of the Selling Shareholders. We will, however, receive the proceeds from any exercise of the Warrants.

     Certain of the Selling Shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although each of the Selling Shareholders resident outside of Canada has appointed or will appoint PhotoChannel Networks Inc. at Suite 590, 425 Carrall Street, Vancouver, British Columbia, V6B 4E3, and Lang Michener LLP, Suite 2500, 151 Bay Street, Toronto, Ontario, M1S 2T7, as its agents for service of process in the Provinces of British Columbia and Ontario, respectively, it may not be possible for investors to collect from the Selling Shareholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

     No underwriter, as defined under Canadian securities legislation, has been involved in the preparation of this short form base shelf prospectus or performed any review of the contents of this short form base shelf prospectus.

     This offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. generally accepted accounting principles is contained in (i) Note 16 to our audited financial statements for the year ended September 30, 2006 included in our annual report on Form 20-F for the year ended September 30, 2006, (ii) Note 7 to our amended unaudited interim consolidated financial statements for the six months ended March 31, 2007 entitled “Reconciliation with United States Generally Accepted Accounting Principles” included in our Form 6-K furnished to the SEC, each of which is incorporated by reference into this prospectus, and (iii) Note 15 to the audited financial statements of Pixology plc for the year ended December 31, 2006 included herein.

     Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

     The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that PhotoChannel Networks Inc. is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of PhotoChannel Networks Inc. and said persons may be located outside the United States.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Only the information contained or incorporated by reference in this short form base shelf prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Common Shares may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this short form base shelf prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

     Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

     In this short form base shelf prospectus, unless stated otherwise, “PhotoChannel”, the “Corporation”, “we”, “us”, and “our” refer to PhotoChannel Networks Inc. and its wholly-owned subsidiaries, PhotoChannel Management Inc. and PhotoChannel Capital Inc., and unless the context otherwise requires its recently acquired subsidiary Pixology plc, and Pixology plc’s subsidiaries Pixology Software Limited, Pixology Incorporated, Pixology Japan, Flashprints Limited, Pixology UK Limited and Pixology IRISS Limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We caution readers that certain important factors (including, without limitation, those set forth in this short form base shelf prospectus or in documents incorporated or deemed to be incorporated by reference herein) may affect our actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this short form base shelf prospectus or in documents incorporated or deemed to be incorporated by reference herein, or that are otherwise made by us or on our behalf. For this purpose, any statements contained in this short form base shelf prospectus or in documents incorporated or deemed to be incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “except,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” or the negative or other variations of comparable terminology, are intended to identify forward-looking statements.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the risk factors discussed in this short form base shelf prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. See “Risk Factors”.

     As used herein, unless otherwise stated, the term “year” refers to fiscal year. Unless otherwise stated, the information contained herein is as at August 9, 2007.

NOTE REGARDING OUR PRO FORMA FINANCIAL STATEMENTS

     This base shelf offering prospectus includes our pro forma financial statements for the year ended September 30, 2006 and the period ended March 31, 2007, assuming the completion of the acquisition of Pixology plc. With respect to the pro forma financial statements included herein, the independent chartered accountants have reported that they applied limited procedures in accordance with Canadian professional standards for preparation of a compilation report. The compilation report is provided solely in order to comply with applicable requirements of Canadian securities laws. It should be noted that to report in accordance with Public Company Accounting Oversight Board Auditing Standards on a compilation of pro forma financial statements an examination greater in scope than that performed under Canadian standards would be required. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the procedures applied. The independent chartered accountants may not be subject to the liability provisions of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”) for their report on the pro forma financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     We are a Canadian corporation with our principal place of business in Canada. Some of our directors and officers and some of the experts named in this short form base shelf prospectus are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities or any such state securities or “blue sky” laws.

     We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CSC Corporate Services as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of, related to, or concerning the offering of the units under this prospectus.

THE CORPORATION

     We are a company incorporated under the Business Corporations Act (British Columbia). Our principal and registered offices are located at Suite 590, 425 Carrall Street, Vancouver, British Columbia, V6B 6E3. We also have offices in Guildford, England, and Secaucus, New Jersey. Substantially all of our business is conducted out of our Vancouver and Guildford offices. Our New Jersey office is a sales office which we acquired upon completion of the acquisition of Pixology plc.

     We provide software and technology to retailers, Internet portals and web sites, and telecommunication service providers (including mobile phone companies). A description of our business is available in our Form 20F, which has been filed as our annual information form in Canada, and which is available electronically at www.sedar.com under the title Annual Report on Form 20F, and at www.sec.gov. Our principal service, and prior to our acquisition of Pixology plc (“Pixology”) described under “Recent Developments” below, the only service through which we currently generate revenue, is the PhotoChannel Network. The PhotoChannel Network consists of digital imaging technology which we provide to photofinishing retailers, professional and commercial photo processing labs, image content owners, and targeted portal services (the “Retailer”). The PhotoChannel Network enables Retailer to provide digital image processing services through the Internet to end user customers. The Retailer controls the process from image capture to final delivery of the end product. We act as an intermediary in the process, and as a “white branded” solution are not visible to the end user customer unless the Retailer chooses to disclose us as the provider of their solution.

     Under our general business model we charge Retailers an initial fee for the development of the digital print capture portion of their website, a monthly fee for their connection to the PhotoChannel Network, a transaction fee for every order placed through the PhotoChannel Network and a fee for the continued storage of the Retailers customers’ digital images, but there are different variations based upon the contractual relationship with each Retailer.

     We have also developed a similar service which enables Retailers to offer music through the Internet, with delivery available through the manufacture of CD’s in store. We currently do not have any Retailers using this service and cannot guarantee that this service will ever be used by Retailers.

     We have two wholly owned inactive subsidiaries, PhotoChannel Capital Inc. and PhotoChannel Management Inc.

RECENT DEVELOPMENTS

Share Consolidation

     On November 2, 2006, we consolidated our outstanding common shares on a ten-old-for-one-new basis. On completion of the consolidation, we had approximately 26,060,589 common shares outstanding. Our financial statements for the year ended September 30, 2006 have been prepared on a post share consolidation basis.

Completion of Private Placement

     On March 30 and April 2, 2007, we completed a private placement of 4,430,588 Units at a price of US$3.40 per Unit for aggregate proceeds of approximately US$15,064,000.

     Each Unit consisted of one Share and one Warrant. Each Warrant entitles the holder to purchase one Warrant Share at a price of US$4.00 per share until March 30, 2009. The Warrants include an acceleration provision pursuant to which, if the volume weighted average price of our common shares over a period of 30 consecutive trading days exceeds US$6.00 per share, we have the right, but not the obligation, to accelerate the expiry date of the Warrants to a date which is 20 business days after the date we provide written notice to the warrantholders (the “Accelerated Expiry Date”). The right to accelerate the expiry of the Warrants is only exercisable if on the date of providing notice of the acceleration of the Warrants and on the Accelerated Expiry Date (i) the Warrants have been outstanding for at least four months and (ii) the Warrant Shares are the subject of a valid registration statement under the Securities Act of 1933. The Private Placement was conducted partly through placement agents. The Placement Agents received a US$644,400 cash commission and 426,559 Warrants.

     In connection with the Private Placement, we agreed to file a preliminary prospectus in Canada and a registration statement in the United States to qualify the re-sale of the Shares and Warrant Shares, including the Warrant Shares issuable upon exercise of Warrants issued to the placement agents, on or before May 30, 2007, and to file a final prospectus in Canada and an effective registration statement in the United States to qualify the re-sale of the Shares and Warrant Shares, including the Warrant Shares issuable upon exercise of Warrants issued to the placement agents, on or before July 28, 2007. We met the requirement to file the preliminary prospectus and registration statement before May 30, 2007 by filing a preliminary prospectus and registration statement on May 29, 2007. We did not file the final prospectus by the July 28, 2007 deadline. The delay in filing resulted from our acquisition of Pixology plc and the requirement to include detailed information on Pixology plc, including Canadian GAAP prepared financial statements, in this prospectus. As a result of the failure to meet the filing deadline, we will pay, as liquidated damages, approximately US$150,000 to the participants in the Private Placement. We will be required to pay additional liquidated damages equal to an additional 1% of the proceeds of the Private Placement for each 30 days after July 28, 2007 that a final prospectus and registration statement has not been filed, to a maximum of 12% of the proceeds of the Private Placement.

     In addition to registering the Shares and Warrant Shares issued or issuable to the investors in the Private Placement for resale, we agreed to register the Warrant Shares issuable upon exercise of the Warrants issued to the placement agents or their assignees

Acquisition of Pixology plc

     On April 25, 2007, we announced that we had reached an agreement with the board of directors of Pixology on a recommended all cash offer by PhotoChannel for all of the issued and to be issued shares of Pixology (the “Offer”) for 40.0 pence per Pixology share (approximately Cdn$0.90 per Pixology share) (the “Offer Price”). Pixology had 20,273,840 ordinary shares issued and outstanding. The Offer valued the existing issued share capital of Pixology at approximately £8.1 million (approximately Cdn$18,225,000). On May 22, 2007, we posted the Offer document to Pixology shareholders. By July 3, 2007 we had received acceptances from the holders of 94% of the outstanding Pixology shares. On that date we announced we would take up the Pixology shares and took operational control of Pixology. We used our available cash reserves to complete the acquisition. A portion of those cash reserves resulted from the Private Placement.

Reasons for the Acquisition of Pixology

     We determined to acquire Pixology for the following reasons:

  The acquisition of Pixology gives us global reach and an international presence in the delivery of solutions for online printing. We have operations in North America, and intend to expand into Latin America, Asia and Australia. Pixology has operations in the United Kingdom and the United States. We believe that the combined companies will be able to expand internationally, in particular into Europe from a UK base, and throughout North America from our Vancouver offices.

  The acquisition of Pixology expands our product offerings into the important kiosk software market. At present, printing of digital images through in-store kiosks represents a large portion of overall production of digital images, and most major Retailers provide in-store kiosks for their customers. Pixology has well established kiosk technology which has been tested and withstood the rigours of the retail environment. We estimate the cost to develop this technology would be approximately Cdn$2,000,000, would take twelve to twenty four months to complete, and would still not have been tested in a retail environment. With the completion of the acquisition, we are able, in a reduced period of time, to offer our customers a more comprehensive, tested, integrated product range, which we have been advised by our customers is more attractive to them.

  Relationships with large Retailers are important to our business. Pixology has a number of important customer relationships, which expands our opportunity for growth. Pixology has strong relationships with Tesco, Boots, Asda and Jessops in the United Kingdom, and with Costco in the United States. We believe the combined group will benefit from an expanded customer base.

  We have greater critical mass with the acquisition of Pixology in terms of customer base. We believe that the combination of the two companies enables us to compete more effectively with our major competitors and reduces our reliance on our current limited number of large Retailer clients.

Information Concerning Pixology

Overview

     Pixology is a public company incorporated in England and Wales whose shares are admitted to trading on AIM. Pixology is a provider of software for the digital photography industry and operates a business, parts of which are similar to that of PhotoChannel. Pixology is focused exclusively on this market and has developed software and networks that enable equipment manufacturers and retailers of photofinishing services to substitute the analogue film environment with new digital infrastructure. Pixology’s customers are principally companies located in the United States, Japan and the United

Kingdom, and include Costco in the United States and Canada and Tesco, Boots, Asda and Jessop’s in the United Kingdom.

     Pixology has two principal product offerings – in store kiosk technology and an online digital printing solution which is similar to the PhotoChannel Network. Pixology’s particular area of expertise is in the delivery of software for in store Kiosks, which enable customers in retail stores to upload their pictures for printing within such retail store, and for ordering gift items for future delivery. Pixology has been providing this service in the retail environment for the past four years. This service is currently provided to a number of retail customers including Tesco, Jessops and Costco.

     Pixology also provides an online digital printing solution similar to the PhotoChannel Network called the Pixology Online Photo Center. This service is in its second year of operation. Current customers for this service include Tesco, Asda and Boots in the United Kingdom. This service is not as developed as the PhotoChannel Network. We expect that customers of Pixology will benefit from the additional technology we are able to provide, and may see an increase in the use of online printing as a result.

     The following selected financial information has been summarized and translated to Canadian dollars from the financial statements of Pixology included with this short form base shelf offering prospectus, and should be read in conjunction with such financial statements. The financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and Canadian generally accepted auditing standards (“GAAS”) and reported in £ sterling.

	March 31,	December 31,	December 31,
	2007	2006	2005
	(unaudited)(1)	(audited)(1)	(unaudited)(1)
	$	$	$
Balance Sheet
Cash and Cash Equivalents	7,085,786	7,137,309	6,998,656
Short-term Investments	4,539,400	5,484,240	3,973,827
Current Assets	15,763,897	15,966,547	12,847,172
Total Assets	16,835,491	17,032,468	13,098,050
Current Liabilities	6,927,989	5,854,570	3,259,417
Total Liabilities	7,057,943	5,982,997	3,620,089
Shareholders Equity	9,777,548	11,049,470	9,477,962

(1)

Translated to Canadian dollars from information in the financial statements of Pixology included herewith using a period end exchange rate of £1 sterling = Cdn $2.2697 for 2007, £1 sterling = Cdn $2.851 for 2006, and £1 sterling = Cdn $2.0065 for 2005.

	Three month period ended		Year Ended December 31
	March 31,	March 31,	2006	2005
	2007	2006	(Unaudited)	(Unaudited)
	(Unaudited)	(Unaudited)	(1)	(1)
	(1)	(1)	$	$
	$	$
Statement of Operations
Revenue	2,081,295	3,250,194	11,388,243	7,901,854
Expenses	3,421,946	2,610,390	11,538,894	12,368,018
(Loss) Net Income for period	(1,211,862)	604,231	97,949	(3,427,736)

(1)

Translated to Canadian dollars from information in the financial statements of Pixology included herewith using average exchange rates of £1 sterling = Cdn $2.2903 for 2007, £1 sterling = Cdn $2.0886 for the year ended December 31, 2006, £1 sterling = Cdn $2.0243 for the three month period ended March 31, 2006, and £1 sterling = Cdn $2.2073 for 2005.

     Pixology lost a major customer during fiscal 2006, and prior to completion of the acquisition reported that it expects to lose between £1.35 and £1.65 million during 2007. We have not yet made a complete assessment of the potential synergies between PhotoChannel and Pixology to determine if this prediction will remain true on a going forward basis.

Effect on Financial Position

     We will continue to develop the business of Pixology both in terms of its technology and in terms of its business. We expect the existing customers of both PhotoChannel and Pixology will benefit from the wider ranges of services and greater efficiencies we are able to offer. We intend that the existing fixed assets of Pixology, being primarily intellectual property relating to software and systems and in store kiosks, will continue to be employed and developed within the combined companies. We are currently integrating the Pixology Online Photo Center offering with the PhotoChannel Network to provide Retailers with a single, integrated solution.

     The headquarters of the combined group is located in Vancouver, British Columbia, although we will maintain a substantial presence in the United Kingdom to satisfy customer needs, take advantage of existing Pixology staff, and to continue to develop Pixology’s technology.

     The following selected financial information regarding the combined companies is presented in Canadian dollars and is summarized from the pro-forma consolidated financial statements of PhotoChannel as at March 31, 2007 and September 30, 2006, assuming completion of the acquisition, and should be read in conjunction with the pro-forma financial statements included with the Prospectus.

Pro Forma Consolidated Balance Sheet as at March 31, 2007 (unaudited)

				Pro Forma
				Consolidated
			Pro Forma	Balance
	PhotoChannel	Pixology	Adjustments	Sheet
	$	$	$	$

Cash and Cash	3,246,134	7,085,786		10,331,920
Equivalents
Short-term	17,456,517	4,539,400	(19,506,214)	2,489,703

				Pro Forma
				Consolidated
			Pro Forma	Balance
	PhotoChannel	Pixology	Adjustments	Sheet
	$	$	$	$
Investments
Current Assets	21,680,856	15,763,897	(19,506,214)	17,938,539
Total Assets	23,673,399	16,835,491	9,777,548	30,731,342
Current Liabilities	2,625,660	6,927,989		9,553,649
Total Liabilities	2,647,844	7,057,943		9,705,787
Shareholders	21,025,555	9,777,548	(9,777,548)	21,025,555
Equity

Pro Forma Consolidated Statement of Income (Six Months Ended March 31, 2007) (unaudited)

				Six Month
				Period
				Ended
			Pro Forma	March 31,
	PhotoChannel	Pixology	Adjustments	2007
	$	$	$	$

Revenue	2,839,185	5,120,177	-	7,959,362
Expenses	3,635,681	6,705,847	972,867	11,314,297
Net Loss for	(754,735)	(1,270,937)	(972,867)	(2,998,522)
period

Pro Forma Consolidated Statement of Income (Year Ended September 30, 2006) (unaudited)

				Year Ended
				Ended
			Pro Forma	September 30,
	PhotoChannel	Pixology	Adjustments	2006
	$	$	$	$

Revenue	4,075,151	11,388,244	-	15,463,395
Expenses	6,714,311	11,538,895	1,945,733	20,198,939
Net Loss for	(2,632,301)	97,949	(1,945,733)	(4,735,544)
period

     Readers are cautioned that the pro forma financial information may not be indicative of future results, and may not necessarily be indicative of the financial position or results of operations which would have resulted had the two combined been confirmed on March 31, 2007. Prior to the acquisition, Pixology has announced that it expects to experience a loss of between £1.35 and £1.65 million for the year ending December 31, 2007. We expect to incur a loss relating to Pixology operations of approximately Cdn$425,000 (£200,000) over the three months from the date of the acquisition of Pixology to the end of September, 2007. In the short term, the acquisition of Pixology will have an adverse effect on our earnings, but we expect the acquisition will, over the medium to long term, result in a stronger company. We intend to rationalize operations across both companies, particularly in areas that are duplicated, and expect to obtain cost savings through such rationalization. Initially, the current Chief Executive Officer and Chief Technology Officer of Pixology agreed to resign their positions by August 1, 2007. We will also eliminate the current expenses Pixology incurs as a result of being a public company in the United Kingdom, and expect to take advantage of additional cost reductions as management and operational synergies are implemented and realized. In the aggregate, we estimate that those synergies will result in a total cost savings of approximately Cdn$3,000,000 annually over our fiscal year ending September 30, 2008.

Agreement with Fujifilm Canada.

     On June 14, 2007, we reached an understanding with Fujifilm Canada Inc. to provide online photo services through the PhotoChannel Network to Fuji’s Canadian customers. We are working with Fuji to convert its retailer customers, which include Shoppers Drug Mart Inc. and Loblaws Companies Ltd. to the PhotoChannel Network. None of Fuji’s customers have as yet moved their online photo service to the PhotoChannel Network.

USE OF PROCEEDS

     The proceeds from the sale of the Common Shares offered pursuant to this short form base shelf offering prospectus are solely for the account of the Selling Shareholders. Accordingly, we will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. We will, however, receive the proceeds from any exercise of the Warrants. The proceeds from the sale of the Warrant Shares will be added to general working capital.

SELLING SHAREHOLDERS

     We are registering the Common Shares covered by this short form base shelf prospectus on behalf of the Selling Shareholders named in the table below. On March 26, 2007, we entered into a securities purchase agreement with certain investors all of whom are Selling Shareholders, pursuant to which we sold an aggregate of 4,430,588 Shares and issued 4,430,588 Warrants in the Private Placement. The Private Placement was completed on March 30 and April 2, 2007. In addition, we issued 426,559 Warrants to the Placement Agents, who are, or whose assignees are, Selling Shareholders. Each of the Placement Agents is a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934. This short form base shelf prospectus covers the offer and sale by the Selling Shareholders of up to all of the 8,861,176 Common Shares issued to those Selling Shareholders who acquired such securities pursuant to the securities purchase agreement (including the Warrant Shares issuable upon the exercise of the Warrants) and 426,559 Common Shares issuable to the placement agents who are also Selling Shareholders upon exercise of the Warrants issued to such placement agents. We are registering the Common Shares to permit the Selling Shareholders to resell the Common Shares. The Selling Shareholders are not under any obligation to sell all or any portion of their Common Shares, nor are the Selling Shareholders obligated to sell any of their securities immediately after the date of this prospectus.

     The table below lists in the first column the Selling Shareholders. The second column lists the number of Common Shares being offered for sale by the Selling Shareholders under this prospectus, assuming the exercise of all Warrants. The third column lists the total number of common shares owned by each Selling Shareholder prior to this Offering, assuming the exercise of all Warrants. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholders pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, the Selling Shareholders have sole voting and investment power with respect to the Common Shares. Except as otherwise disclosed below, the Selling Shareholders do not have, and have not within the past three years had, any position, office or other material relationship with us.

     Percentage of beneficial ownership is based on 38,164,228 of our common shares outstanding on August 1, 2007, giving effect to the sale of 9,287,735 Common Shares to the Selling Shareholders in the Private Placement (including the potential issuance of up to 4,857,147 Warrant Shares assuming full exercise of the Warrants). The percentages have been rounded up or down to the nearest one tenth of one percent. This information has been supplied by the Selling Shareholders.

Name of Selling Shareholder(1)	Number of Common Shares being offered(2)	Common Shares owned prior to this Offering(2)		Common Shares owned after this Offering(2)
		Number	Percent	Number	Percent
Credence Capital Partners L.P.	40,000	40,000	0.1%	0	0.0%
Cadence Master, Ltd.	200,000	200,000	0.5%	0	0.0%
LC Capital Master Fund, Ltd.	2,000,000	2,000,000	5.2%	0	0.0%
LC Capital / Capital Z SPV, L.P.	200,000	200,000	0.5%	0	0.0%
Phoenix Partners, L.P.	318,000	318,000	0.8%	0	0.0%
Phaeton International (BVI) Limited	282,000	282,000	0.7%	0	0.0%
Millennium Partners, L.P.	2,941,176	3,044,976	8.0%	103,800(3)	0.3%
Alec Harry Berman	40,000	40,000	0.1%	0	0.0%
Schottenfeld Qualified Associates, L.P.(4)	210,000	210,000	0.6%	0	0.0%
Schottenfeld Group LLC(4)	138,000	138,000	0.4%	0	0.0%
Rick Schottenfeld(4)	58,577	58,577	0.2%	0	0.0%
Kress Investment Associates L.P.	120,000	206,000	0.5%	86,000	0.2%
P.A.W. Long Term Partners, L.P.	200,000	300,000	0.8%	100,000	0.3%
Glacier Partners, L.P.	100,000	100,000	0.3%	0	0.0%
Proximity Fund, L.P.	350,000	567,500	1.5%	217,500	0.6%
Itasca Capital Partners LLC	50,000	124,650	0.3%	74,650	0.2%
Wall Street Capital Partners, L.P.	150,000	200,000	0.5%	50,000	0.1%
Great Gable Master Fund	100,000	1,100,075	2.9%	1,000,075	2.6%
600991 BC Ltd	500,000	551,450	1.4%	51,450	0.1%
Richard Chalmers	50,000	70,000	0.2%	20,000	0.1%
Robert Catenacci	50,000	90,000	0.2%	40,000	0.1%
Andrew Jappy	50,000	50,000	0.1%	0	0.0%
Donald Fraser	50,000	60,000	0.2%	10,000	0.0%

Name of Selling Shareholder(1)	Number of Common Shares being offered(2)	Common Shares owned prior to this Offering(2)		Common Shares owned after this Offering(2)
		Number	Percent	Number	Percent
Craft Capital Corp.	50,000	120,400	0.3%	70,400	0.2%
LND Venture Fund, LLC	200,000	200,000	0.5%	0	0.0%
Ventana Trading Corporation	120,000	120,000	0.3%	0	0.0%
Columbus Capital Partners L.P.	89,400	341,900	0.9%	252,500	0.7%
Columbus Capital Offshore Fund, Ltd.	10,600	40,800	0.1%	30,200	0.1%
Merriman Curhan & Ford LLP(5)	47,500	47,500	0.1%	0	0.0%
Tejas Incorporated(6)	320,000	320,000	0.8%	0	0.0%
Tejas Securities Group Inc.(6)	104,482	248,182	0.7%	143,700	0.4%
Kurt J. Rechner(7)(8)	11,500	11,500	0.0%	0	0.0%
John J. Gorman (7)(9)	46,000	46,000	0.1%	0	0.0%
Morris Dean Weiss (7)(10)	24,500	24,500	0.1%	0	0.0%
John Michael Porter (7)(11)	6,000	6,000	0.0%	0	0.0%
Michael Ian Mellon (7)(12)	10,000	10,000	0.0%	0	0.0%
Phillip Howard Roberson (7)(13)	6,000	6,000	0.0%	0	0.0%
Dave Koch(7)	24,000	24,000	0.1%	0	0.0%
Ron Weiss(7)	14,000	14,000	0.0%	0	0.0%
Lucas Rosen(7)	6,000	6,000	0.0%	0	0.0%
TOTAL	9,287,735	11,538,010		2,230,275

(1)	All shares indicated below are owned both of record and beneficially by the selling shareholder except as otherwise indicated.
(2)

Although the Selling Shareholders have not expressed a specific intention as to the number of our Common Shares to be sold, the table shows the ownership that would result if all such Selling Shareholders’ Common Shares purchased under the Private Placement, including the Warrant Shares, were sold. Any common shares owned by the Selling Shareholders that are not registered under this prospectus common shares pursuant to the Private Placement are not assumed to be sold.

(3)	These shares are held by Millenco LLC, an affiliate of Millennium Partners, L.P.
(4)

Each of Schottenfeld Qualified Associates L.P., Schottenfeld Group LLC are affiliated with Rick Schottenfeld. Schottenfeld Group LLC was assigned 68,000 Warrants from Tejas Securities Group Inc., and Rick Schottenfeld was assigned 58,577 Warrants from Tejas Securities Group Inc.

(5)	Merriman Curhan & Ford LLP is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934.
(6)

Tejas Securities Group Inc. is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934. Tejas Securities Group Inc. is an affiliate of Tejas Incorporated. Tejas Securities Group Inc. assigned 274,577 Warrants they received in their capacity as Placement Agent to the certain of its affiliates denoted by notes 8 to 13to this table, and to Schottenfeld Group LLC and Rick Schottenfeld.

(7)	Warrants assigned to the Selling Shareholder by Tejas Securities Group Inc.
(8)	Mr. Rechner is the President of Tejas Securities Group Inc.
(9)	Mr. Gorman is the Chairman of Tejas Incorporated.
(10)	Mr. Weiss is a registered representative of Tejas Securities Group Inc.

(11)	Mr. Porter is registered representative of Tejas Securities Group Inc.
(12)	Mr. Mellon is an employee of Tejas Securities Group Inc.
(13)	Mr. Roberson is an employee of Tejas Securities Group Inc.

CONSOLIDATED CAPITALIZATION

     There have been no material changes to the share and loan capital of the Corporation since March 31, 2007 other than warrant and stock option exercises. The following table sets out the effect of the Private Placement on our share and loan capital:

	Outstanding as at		Outstanding as at	Outstanding as at
	September 30, 2006		March 31, 2007	July 31, 2007(1)
Capital	(audited)		(unaudited)	(unaudited)
	Cdn$		Cdn$	Cdn$
Capital Stock	49,115,790		62,313,946	64,850,042
Contributed Surplus	9,958,544		10,279,214	10,506,477
Warrants	338,314		5,165,016	5,011,478

Number of Common Shares	26,048,359	(3)	31,716,283	33,307,081	(2)
Number of Preferred Shares	Nil		Nil	Nil

(1)

After deducting expenses of this short form base shelf prospectus, estimated at Cdn$150,000 and including 1,591,691 Common Shares issued since March 31, 2007 upon the exercise of previously issued warrants and options without par value granted by us.

(2)	Excluding the potential issuance of 4,857,147 Warrant Shares.
(3)

On November 2, 2006, we implemented a consolidation of our common shares on a one new common share for 10 old common share basis. The number of shares outstanding as at September 30, 2006 has been adjusted to reflect the consolidation.

DESCRIPTION OF COMMON SHARES

     We are authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. Except for meetings at which only holders of another specified class or series of our shares are entitled to vote separately as a class or series, each holder of the common shares is entitled to receive notice of, to attend and to vote at all meetings of our shareholders. Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares, the holders of the common shares are also entitled to receive dividends if, as and when declared by our directors and are entitled to share equally in our remaining property of the upon our liquidation, dissolution or winding-up. None of our shares, other than common shares, are currently issued and outstanding.

PLAN OF DISTRIBUTION

     The Selling Shareholders are entitled to the benefits of a registration rights agreement entered into as of March 26, 2007, between each of the Selling Shareholders and us (the “Registration Rights Agreement”), pursuant to which we agreed to file this short form base shelf prospectus as a base shelf prospectus with the British Columbia and Ontario Securities Commissions under the Canadian shelf prospectus system and a registration statement including this short form base shelf prospectus with the SEC under the Securities Act (the “Shelf Registration Statement”) covering resales in the United States and Canada of the Common Shares.

     All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.

     The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Common Shares:

  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  block trades in which the broker dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker dealer as principal and resale by the broker dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date of this short form base shelf prospectus;

  close out short positions and return borrowed shares in connection with such short sales;

  broker dealers may agree with the Selling Shareholders to sell a specified number of such Common Shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell Common Shares under Rule 144 or Rule 904 under the Securities Act, if available, rather than under this short form base shelf prospectus. Selling Shareholders may also rely on the exemption provided under National Instrument 45-102 “Resale of Securities” for sales of the Common Shares in Canada.

     Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time under this short form base shelf prospectus, or under an amendment or supplement to this short form base shelf prospectus amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this short form base shelf prospectus.

     Upon the Corporation being notified in writing by a Selling Shareholder that any material agreement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this short form base shelf prospectus will be filed, if required, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Common Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this short form base shelf prospectus, and (vi) other facts material to the transaction. In addition, upon the Corporation being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Common Shares, a supplement to this short form base shelf prospectus will be filed if then required in accordance with applicable securities laws.

     The Selling Shareholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this short form base shelf prospectus.

     The Selling Shareholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholder. Each Selling Shareholder has represented and warranted to the Corporation that it acquired the securities subject to the registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Each Selling Shareholder has further agreed to comply with applicable securities legislation in the jurisdiction in which the securities are sold including the obligation to deliver a copy of this prospectus to the Purchaser of Common Shares if the Common Shares are sold in Canada under this Prospectus.

     The Corporation has advised each Selling Shareholder that it may not use shares registered on the Shelf Registration Statement to cover short sales of Common Shares made prior to the date on which the Shelf Registration Statement shall have been declared effective by the SEC. If the Selling Shareholders use this short form base shelf prospectus for any sale of the Common Shares, they will be subject to the prospectus delivery requirements of the Securities Act and Canadian securities legislation. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under the Shelf Registration Statement.

     We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Shares offered by this short form base shelf prospectus.

     No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution to effect any other transactions that are intended to stabilize or maintain the market price of the securities.

     In connection with any distribution of the Common Shares, other than an “at the market distribution”, the underwriters, if any, may allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     Our outstanding Common Shares are listed on the TSX-V and quoted on the OTCBB. The TSX-V has approved the listing of the Shares and Warrant Shares.

RISK FACTORS

     Investing in our common shares involves risks. You should carefully consider the risks described below and the other information in this short form base shelf prospectus or incorporated by reference in this short form base shelf prospectus before investing in our common shares. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. These Risks are set out in our Form 20F for the year ended September 30, 2006, which has been filed in Canada as our annual information form, and which is incorporated herein by reference. If any of the risks described in our annual information form, or any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, with the result that the trading price of our common shares could decline and you could lose all or part of your investment.

Risks Relating to the Business

     Our business operations and our securities are subject to a number of substantial risks, including those described below. If any of these or other risks actually occur, our business, financial condition and operating results, as well as the trading price or value of our securities could be materially and adversely affected. Any person who is not in a position to lose the entire amount of any investment should not invest in our securities.

The Following Risks Relate to Our Business Operations

In the past we have relied on the proceeds of financings to fund our operations. If we are unable to generate positive cash flow from operations or continue to raise funds, we may be required to limit or curtail operations.

     Since inception we have operated at a loss and, at September 30, 2006, had an accumulated deficit of Cdn$55,977,886 (March 31, 2007 - Cdn$56,732,621) and working capital of Cdn$2,088,763 (March 31, 2007, Cdn$19,055,196). We are not currently generating sufficient revenues to cover our operating expenses, however, our revenues continue to grow year over year at a rate that exceeds the growth of our expenses. If our revenue growth slows or declines and our expenses do not slow or decline at a greater rate we may be unable to generate positive cash flows. If we are unable to generate positive cash flow from operations and raise the funds necessary to continue existing operations, we may be required to either limit, curtail, cease or stop operations. If we cease or stop operations, shareholders could lose their entire investment. Historically, we have funded our operating, administrative and development costs through the sale of equity capital or debt financing. We have had and may continue to have capital requirements in excess of our currently available resources. We may require additional capital to further finance the development and implementation of our business objectives. If our plans and/or assumptions change or prove inaccurate, or we are unable to obtain further financing, or such financing and other capital resources, in addition to projected cash flow, if any, prove to be insufficient to fund operations, our continued viability could be at risk. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders could be substantially diluted. There is no assurance that we will be successful in achieving any or all of these objectives over the coming year and, accordingly, there exists some doubt that we will be able to continue as a going concern.

     As of September 30, 2006, we had cash and cash equivalents of approximately Cdn$2,000,000 and as of August 9, 2007, we had cash and cash equivalents of approximately Cdn$9,500,000.

Our business is primarily focused on the Canadian marketplace. However, as we enter the United States and other jurisdictions and should our product set be accepted, we could have significant exposure to foreign exchange rates, which may adversely impact our business model.

     We have been focused on the Canadian marketplace. Although we have a limited number of customers and revenue generated from the United States marketplace, we are now focused more on the United States marketplace. The United States marketplace for photofinishing is approximately ten times the size of the Canadian marketplace and should we be successful in the United States market, we would expect a substantial portion of our operations to be based on sales and services rendered to customers in the United States. Further, with our acquisition of Pixology, we expect a substantial portion of our sales and services will be rendered to customers in the United Kingdom. Finally, we may expand the delivery of our service to customers outside of the Canada, the United States and the United Kingdom. As a result, our financial performance will be affected by fluctuations in the value of the Canadian dollar against the currencies in the jurisdictions in which we operate, including the United States and the United Kingdom. At the present time, we have no plan or policy to utilize forward contracts or currency options to minimize this exposure, and even if these measures are implemented there can be no assurance that such arrangements will be available, be cost effective or be able to fully offset such future currency risks.

Our audited financial statements contain a footnote about our ability to continue as a going concern. The auditor’s report on our September 30, 2006 consolidated financial statements contains additional comments that indicate that some doubt exists about our ability to continue as a going concern. If we are unable to continue as a going concern, we would be required to restate our consolidated financial statements on a liquidation basis.

     Our consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. As of September 30, 2006, we had an accumulated deficit of Cdn$55,977,886, (March 31, 2007 - Cdn$56,732,621) which, if prepared under US GAAP, would have been an accumulated deficit of Cdn$51,716,664 (March 31, 2007 - Cdn$52,471,399). We continue to incur operating losses, including non-cash items, of Cdn$2,639,160 during fiscal 2006 (2005 - Cdn$3,167,761, 2004 - Cdn$3,078,188), Cdn$796,496 during the first six months ended March 31, 2007. Our ability to continue as a going concern and the recoverability of the amounts expended on research and development are dependent on our ability to achieve profitable operations. Failure to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially from the going concern basis on which our consolidated financial statements were prepared.

     Under generally accepted auditing standards in the United States of America (“U.S. GAAS”), the auditors’ report on the consolidated financial statements contains an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on a company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our consolidated financial statements do not include any adjustments, which may be material, to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

     We have taken steps to address these uncertainties and to enable us to continue as a going concern through the end of fiscal year 2007 and beyond. This plan included completing the Offering, expanding our customer base, and increasing revenues from operations. We believe we have sufficient funds to ensure our continuance as a going concern.

Our operating results are affected by the seasonal nature of our business

     Our business is seasonal, with a significant proportion of our recurring revenues being generated during our first fiscal (fourth calendar) quarter. As a result, any stoppages or interruptions in the provision of our Network to our customers during our first fiscal (fourth calendar) quarter could have an exponentially adverse effect on our operating results and our relationships with our customers. Our limited operating history makes it difficult for us to assess the impact of seasonal factors on our business or whether our business is susceptible to cyclical fluctuations in the economy. In addition, our rapid growth may have overshadowed seasonal or cyclical factors which might have influenced our business to date.

Our quarterly results may fluctuate

     Our future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of our control. Factors that could cause results to vary include:

  demand for services, including seasonal and holiday demand;
  the ability of our customers to attract and retain visitors to their websites;
  the ability of our customers to encourage repeat purchases from their customers;
  the pricing and marketing strategies of our customers;
  the cost of expanding or enhancing the services we provide to our customers;
  declines or disruptions in the travel industry, and factors which may lead to such declines;
  volatility in our stock price, which may lead to higher stock based compensation expense under newly adopted accounting standards;
  consumer preferences for digital photography; and
  improvements in the quality, cost and convenience of desktop printing of digital pictures and products.

     Based upon the factors cited above, quarter to quarter comparisons of our operating results may not be a good indication of our future performance. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors, which may result in a decline in the market price of our common shares.

Our solutions are relatively new. If they are not accepted in the marketplace, our business could be materially and adversely affected.

     Our Network has been marketed since May 2001. While we believe we are seeing increased acceptance of our services and business model, there can be no assurance that our services will receive the widespread market acceptance necessary to sustain profitable operations. Even if our services attain widespread acceptance, there can be no assurance we will be able to meet the demands of our customers on an ongoing basis. Our operations may be delayed or halted as a result of failure to perform as described. Such delays or failure would seriously harm our reputation and future operations. We cannot assure that the Network will be accepted in the marketplace to yield material and sustained revenues. If our product is not accepted in the market place, our business could be materially and adversely affected.

     Our business is focused on a market niche that has never been fully addressed, and hence our operations are subject to a high level of uncertainty and risk. As the market for our service is new and evolving, it is difficult to predict the size of the market, the future growth rate, if any, or the level of premiums the market will pay for our services. There can be no assurance that the market for our services will emerge to a profitable level or be sustainable. There can be no assurance that any increase in marketing and sales efforts will result in a larger market or increase in market acceptance for our services. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our proposed services do not achieve or sustain market acceptance, our proposed business, results of operations and financial condition will continue to be materially and adversely affected.

     Ultimately, our success will depend upon consumer acceptance of the use of the Internet to deliver digital media, including, delivery of digital images to our retailers for production. We rely on our retailer customers to market these services to end users. While we assist retailers with their marketing programs, we cannot assure that retailers will continue to market our service or that their marketing efforts will be successful in attracting and retaining end user customers. The failure to attract end user customers will adversely affect our business. In addition, if our service does not generate revenue for the retailer, whether because of failure to market it, we may lose retailers as customers, which would adversely affect our revenue.

We are currently dependent on a limited number of key customers, the loss of which could materially and adversely affect our business.

     We generate a significant portion of our revenue from a small number of customers. During fiscal 2006, we earned Cdn$2,901,787 from two customers, representing 71% of our total revenue for the year. While we are working to expand our customer base, there can be no assurance we will be able to reduce our reliance on these key customers. If our existing customers do not elect to renew their contracts with us at the expiry of their current term, our recurring revenue base will be reduced, which could have a material adverse effect on our results of operations.

If we are unable to respond to rapid technological change and improve our products, our business could be materially and adversely affected.

     The market for our products is characterized by:

  rapidly changing technology;
  evolving industry standards; and
  frequent introduction of new services which may be comparable or superior to our services.

     Our success will depend upon acceptance by our retailer customers and their end users of our existing solution and our ability to enhance these solutions and introduce new solutions and features to meet changing customer demands. We cannot assure that we will be successful in identifying, developing and marketing new solutions or enhancing our existing solutions. We may introduce unsatisfactory solutions to the market, negatively impacting our ability to generate sales. In addition, we cannot assure that solutions or technologies developed by others will not render our solutions or technologies non competitive or obsolete.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our solutions and our network services. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing online operations, network services and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the varied needs of our existing and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our solutions, the network services and other proprietary technology entails significant technical, financial and business risks. There can be no assurance that we will successfully implement new technologies or adapt our solutions, network services, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to adapt in a timely manner in response to changing market conditions or customer requirements for technical, legal, financial or other reasons, our business could be materially adversely affected.

We may have difficulty in managing our growth

     Expected rapid growth in all areas of our business may place a significant strain on our operational and technical resources. We expect that operating expenses and staffing levels may be required to increase in the future. To manage our growth, we must expand our operational and technical capabilities and manage our employee base, while effectively administering multiple relationships with various third parties, including affiliates. We cannot assure that we will be able to effectively manage our growth. The failure to effectively manage our growth could result in an inability to meet our customer demands, leading to customer dissatisfaction and loss. Loss of customers could adversely effect our operating results.

We compete with others who provide products comparable to our products. If we are unable to compete with current and future competitors, our business could be materially and adversely affected.

     We operate in a competitive market place. Our success is dependent upon our ability to maintain our current customers and obtain additional customers. Digital print services are provided by a wide range of companies. Competitors in the market for the provision of digital print services for retailers include Snapfish (a Hewlett-Packard (“HP”) service), Pixology plc, LifePics and Storefront.com Online Inc. In addition, end users have a variety of ways in which to obtain their prints, including through kiosk services at many retailers, online services such as Kodak Easyshare, Snapfish and Shutterfly, Internet portals and search engines such as Yahoo!, AOL and Google that offer digital photography solutions, and home printing solutions offered by Hewlett Packard, Lexmark, Epson, Canon and others. Many of our competitors have:

  longer operating histories;
  significantly greater financial, technical and marketing resources;
  greater name and product recognition; and
  larger existing customer bases.

     As potential competitors introduce competing solutions we may encounter additional and more intense competition. We may experience delays or difficulties in introducing new functionalities into our services, allowing competitors to exploit opportunities in the market. We cannot be certain that we will be able to compete successfully against current and future competitors. If we are unable to do so it will have a material adverse effect on our business, results of operations and financial condition.

We rely on our ability to attract and retain customers. If we are unable to maintain reliability of our Network solution we may lose both present and potential customers.

     Our ability to attract and retain customers depends on the performance, reliability and availability of our services and network infrastructure. We may experience periodic service interruptions caused by temporary problems in our own systems or software or in the systems or software of third parties upon whom we rely to provide such service. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Computer viruses, electronic break-ins or other similar disruptive events also could disrupt our services. System disruptions could result in the unavailability or slower response times of the websites we host for our customers, which would lower the quality of the consumers’ experiences. Service disruptions could adversely affect our revenues and if they were prolonged, would seriously harm our business and reputation. We do not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions. Our customers depend on Internet service providers and other website operators for access to our Network. These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet network infrastructure may not be able to support continued growth. Any of these problems could adversely affect our business.

     The infrastructure relating to our services are vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and relationships with our customers and strategic partners. We could be liable to our customers for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Security measures taken by us may not prevent disruptions or security breaches.

We rely on third parties for the development and maintenance of the Internet and the availability of increased bandwidth to users

     The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce. Our business will depend on the ability of our customers’ consumers to use the Network without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our services. This will depend upon the maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems for providing reliable Internet access and services. The failure of the Internet to achieve these goals may reduce our ability to generate significant revenue.

     Our principal customers, being photofinishing retailers, must install high speed Internet access to be able to provide online one hour in store photofinishing. Our experience has been that the provision of in store printing leads to an increase in the use of our Network. Our customers have not always been able to install high speed Internet access on a timely basis, resulting in a delay in the deployment of our Network and a corresponding delay or loss of revenues. We expect delays in the installation of high speed Internet access to continue in the foreseeable future.

     Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of products and services, which would cause our revenue to decrease. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

We may not be able to protect and enforce our intellectual property rights, which could result in the loss of our rights, loss of business or increased costs.

     Our success and ability to compete depends, to a large degree, on our current technology and, in the future, technology that we might develop or license from third parties. To protect our technology, we have used the following:

  confidentiality agreements;
  retention and safekeeping of source codes; and
  duplication of such for backup.

     Despite these precautions, it may be possible for unauthorized third parties to copy or otherwise obtain and use our technology or proprietary information. In addition, effective proprietary information protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to:

  enforce our intellectual property rights;
  protect our trade secrets; or
  determine the validity and scope of the proprietary rights of others.

     Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, which could impair our financial and business condition. Although currently we are not engaged in any form of litigation proceedings in respect to the foregoing, in the future, we may receive notice of claims of infringement of other parties' proprietary rights. Such claims may involve internally developed technology or technology and enhancements that we may license from third parties. Moreover, although we sometimes may be indemnified by third parties against such claims related to technology that we have licensed, such infringements against the proprietary rights of others and indemnity there from may be limited, unavailable, or, where the third party lacks sufficient assets or insurance, ineffectual. Any such claims could require us to spend time and money defending against them, and, if they were decided adversely to us, could cause us to:

  pay damages;
  be subject to injunctions; or
  halt deployment of our Network and products while we re-engineer them or seek licenses to the necessary technology, which necessary technology may increase our costs and might not be available on reasonable terms.

     Any of these factors could have a material and adverse effect on our financial condition and business.

The loss of any of our executive officers, key personnel or contractors would likely have an adverse effect on our business.

     We are dependent upon our management, employees and contractors for meeting our business objectives. In particular, members of the senior management team play key roles in our executive management and technical development. We do not carry key man insurance coverage to mitigate the financial effect of losing the services of any of these key individuals. Our loss of any of these key individuals most likely would have an adverse effect on our business.

     In addition, we may require additional capabilities, especially in our representation on the board of directors. We cannot assure that we will be successful in attracting personnel of the appropriate calibre.

If the facility where all of our computer and communications hardware is located fails, our business and results of operations would be harmed.

     Our ability to provide our service depends on the uninterrupted operation of our computer and communications systems. Substantially all of the computer hardware necessary to operate our service is located at a single third party hosting facility in Vancouver, British Columbia. Our systems and operations could suffer damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks, acts of war and similar events. We do not recently have redundant systems in multiple locations, and we do not have business interruption insurance to compensate us for losses that may occur. In addition, the impact of any of these disasters on our business may be exacerbated by the fact that we do not have a disaster recovery plan in place.

Our technology may contain undetected errors that could result in limited capacity or an interruption in service

     Our technology may contain undetected errors or design faults which may cause our service to fail and result in the loss of, or delay in, acceptance of our services. If the design fault leads to an interruption in the provision of our services or a reduction in the capacity of our services, we would lose revenue. In future, we may encounter scalability limitations that could seriously harm our business.

We may divert our resources to develop new product lines, which may result in fluctuations in our expenditures

     In order to remain competitive, we must continually develop new product lines for our customers. For instance, we are currently developing a music download service. The development of new product lines may result in increased expenditures during the development and implementation phase, which could negatively impact our results of operations. In addition, we are a small company with limited resources and diverting these resources to the development of new product lines may result in reduced customer service turn around times and delays in deploying new customers. These delays could adversely affect our business and results of operations.

We may undertake acquisitions to expand our business, which may pose risks to our business and dilute the ownership of existing shareholders.

     We may pursue acquisitions of businesses, technologies or services. Integrating newly acquired businesses, technologies or services is likely to be expensive and time consuming. To finance any acquisitions, it may be necessary to raise additional funds through public or private financings. Additional funds may not be available on terms favourable to us and, in the case of equity financings, would result in additional dilution to our existing shareholders. If we do complete any acquisitions, we may be unable to operate the acquired businesses profitably. If we are unable to integrate any newly acquired entities, technologies or services effectively, our business and results of operations may suffer. The time and expense associated with finding suitable and compatible businesses, technologies or services could also disrupt our ongoing business and divert management’s attention. Future acquisitions by us could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm our business and results of operations.

The Following Risks Relate to Our Acquisition of Pixology

     We face a number of challenges in integrating and further developing the Pixology business. The risks associated with the acquisition of Pixology, include:

We made the offer to acquire Pixology for strategic reasons, which will only be realized if our operations and those of Pixology plc. can be effectively integrated.

     The offer to acquire all of the outstanding shares of Pixology was made with the expectation that its successful completion will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the operations of PhotoChannel and Pixology can be integrated in an efficient and effective manner. It is possible that this may not occur as planned, or that the financial benefits may be less than anticipated. Efforts to integrate the operations of Pixology into our consolidated operations may place significant strain on our management, systems and resources and may significantly divert management’s attention away from other business concerns, thereby materially impacting our operating results and financial condition. Additional risks with the acquisition include the maintenance of uniform standards, controls, procedures and policies and the potential impairment of relationships with employees and customers.

     Although we have conducted investigations of, and engaged legal counsel to review, the corporate, legal, financial and business records of Pixology, there may be liabilities that we may not have uncovered in our due diligence prior to the completion of the acquisition of Pixology. Liabilities could include regulatory non-compliance and claims from existing or former customers of or suppliers to Pixology. Such matters and any other matters that we are unaware of at this time, individually or in the aggregate, could have a material adverse affect on our business, financial condition, or results of operations. We will have no recourse against Pixology if any such liabilities are found to exist.

If we are unable to operate Pixology’s business profitably, our business and financial results may be materially and adversely affected.

     Pixology reported operating losses for the years ended December 31, 2006 and 2005 of £72,130 (approximately Cdn$150,651) and £2,023,361 (approximately Cdn$4,466,165) respectively. While Pixology’s losses have narrowed over the past two years, prior to the acquisition Pixology projected a loss of between £1.35 and £1.65 million for fiscal 2007. In an effort to reduce and eventually eliminate these losses, we intend to implement a plan to reduce costs across both companies, obtain new customers, expand our product offerings to current customers, and assist our Retailer customers to increase traffic to their digital offerings. If we are unable to reduce our operating costs or to increase our revenues as expected, our financial condition would be materially adversely affected.

With the acquisition of Pixology, in addition to acquiring new customers and employees in a foreign jurisdiction, we will provide a new service to customers, in the provision of photo kiosk software, which we have not provided before, and for which we have no experience.

     We do not currently offer kiosk technology, and have limited experience in the delivery, development and operation of this technology, and our sales staff has limited experience in selling kiosk technology. While members of management and employees of Pixology will continue to be employed by the combined companies, there can be no assurance that we will be able to continue to retain those employees. If those employees were to leave the combined company prematurely and we are unable to adapt to the new technology we are acquiring, the expected benefits of the acquisition may not be fully realized, and our results of operations could be materially adversely affected.

The Following Risks Relate To The Market For Our Common Shares

At present, there is a limited market for our common shares in the United States. If a substantial and sustained market for our common shares does not develop in the United States, our US shareholders' ability to sell their shares may be materially and adversely affected.

     Our common shares trade in Canada on the TSX Venture Exchange and in the United States on the OTC Bulletin Board. Trading of these shares is presently concentrated in the Canadian marketplace. At present there is a limited trading market in the United States for our common shares and such is unlikely to develop further while we are quoted on the OTCBB. We have no agreement with any broker-dealer to act as a market-maker for our common shares. One or more broker-dealers have become market makers in our shares quoted on the OTC Bulletin Board. However, there is no guarantee that this will continue. Any trading is currently limited to the non-NASDAQ over-the-counter market. We have recently made application for quotation on the NASDAQ Capital Market. There can be no assurance that our application will be accepted or approved. We currently do not meet all of NASDAQ’s listing requirements for a number of reasons including because the audit committee of our board of directors is not entirely comprised of independent directors, and our Common Shares currently trade at less than US$4.00. Further, there can be no assurance that our securities will ever qualify for such listing or listing on any other US stock market or stock exchange. Accordingly, there can be no assurance that any US market for our securities will develop or, that if developed, it will continue. The absence of such a US market would materially and adversely affect the ability of US shareholders to sell their shares.

Risks Relating to this Offering

Our common shares may experience extreme price and volume volatility which may result in losses to our shareholders.

     On August 9, 2007, our common shares closed at a price of Cdn$3.12 on the TSX-V and US$2.97 on the OTCBB. For the period from August 1, 2006 to July 31, 2007, the adjusted high and low trading prices of our common shares on the TSX-V were Cdn$5.77 and Cdn$0.95, respectively, with a total trading volume of 16,365,200 shares. For the same period, the adjusted high and low trading prices of our common shares on the OTCBB were US$4.88 and US$0.58, respectively, with a total trading volume of 24,328,500 shares. The share prices and trading volumes have been adjusted to take into account the consolidation of our common shares on a one new for ten old basis implemented November 2, 2006. The trading volume of our shares on the OTCBB may not be representative of actual trading volume due to double ticketing of orders that may have occurred on one or more days of the period analyzed.

     Daily trading volume on the TSX-V of our common shares for the period from August 1, 2006 to July 31, 2007 has fluctuated, with a high of 889,200 shares and a low of 1,000 shares, averaging approximately 64,941 shares. Daily trading volume on the OTCBB in our common shares for the period from August 1, 2006 to July 31, 2007 has fluctuated with a high of 800,500 and a low of 400, averaging approximately 98,496. Accordingly, the trading price of our common shares may be subject to wide fluctuations in response to a variety of factors including announcement of material events by us such as the status of required regulatory approvals for our products, competition by new products or new innovations, fluctuations in our operating results, general and industry-specific economic conditions and developments pertaining to patent and proprietary rights. The trading price of our common shares may be subject to wide fluctuations in response to a variety of factors and/or announcements concerning such factors, including:

  actual or anticipated period-to-period fluctuations in financial results;
  litigation or threat of litigation;
  failure to achieve, or changes in, financial estimates by securities analysts;
  new or existing products or services or technological innovations by us or our competitors;
  comments or opinions by securities analysts or major shareholders;
  significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  additions or departures of key personnel;
  sales of our common shares, including by holders of the notes on conversion or repayment by us in common shares;
  economic and other external factors or disasters or crises;
  limited daily trading volume; and
  developments regarding our patents or other intellectual property or that of our competitors.

     In addition, the securities markets in the United States and Canada have recently experienced a high level of price and volume volatility, and the market price of securities of technology companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. It is expected that such fluctuations in price and limited liquidity will continue in the foreseeable future which may make it difficult for a shareholder to sell shares at a price equal to or above the price at which the shares were purchased.

There may not be an active, liquid market for our common shares.

     There is no guarantee that an active trading market for our common shares will be maintained on OTCBB or the TSX-V. Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

If there are substantial sales of our common shares, the market price of our common shares could decline.

     Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have no history of paying dividends, do not intend to pay dividends in the foreseeable future and may never pay dividends.

     Since incorporation, we have not paid any cash or other dividends on our common shares and do not expect to pay such dividends in the foreseeable future as all available funds will be invested to finance the growth of our business. We will need to achieve profitability prior to any dividends being declared, which may never happen.

CERTAIN CANADIAN FEDERAL INCOME TAX INFORMATION
FOR UNITED STATES RESIDENTS

     In the opinion of Lang Michener LLP, counsel to the Registrant, the following summarizes the principal Canadian federal income tax considerations generally applicable only to the holding and disposition of Common Shares of the Registrant by a holder (a) who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), is not resident in or deemed to be resident in Canada, deals with the Registrant at arm’s length, holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada-United States Income Tax Convention (the “Treaty”), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Treaty. Holders who meet all such criteria in clauses (a) and (b) are referred to herein as a “U.S. Holder” or “U.S. Holders”, and this summary only addresses such U.S. Holders. The summary does not deal with special situations, such as particular circumstances of traders or dealers, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), or otherwise.

     This summary is based on the current provisions of the Tax Act and the regulations thereunder, all proposed amendments to the Tax Act and regulations publicly announced by the Minister of Finance (Canada) to the date hereof, the current provisions of the Treaty and counsel’s understanding of the current administrative practices of the Canada Revenue Agency. It has been assumed that all currently proposed amendments will be enacted as proposed and that there will be no other relevant change in any governing law, the Treaty or administrative policy, although no assurance can be given in these respects. This summary does not take into account provincial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein. The summary also assumes that the Registrant will be treated as a resident of Canada for purposes of the Tax Act and the Treaty. No opinion is provided in respect of any of the assumptions made in this summary.

     This summary is not exhaustive of all possible Canadian income tax consequences. It is not intended as legal or tax advice to any particular holder of Common Shares and should not be so construed. The tax consequences to any particular holder of Common Shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder’s particular circumstances. The discussion below is qualified accordingly.

     Each holder should consult the holder’s own tax advisor with respect to the income tax consequences applicable to the holder’s own particular circumstances.

Dividends

     Dividends paid or deemed to be paid or credited by the Registrant to a U.S. Holder are subject to Canadian withholding tax at the rate of 25% unless reduced by applicable tax treaty. Under the Treaty, the rate of withholding tax on dividends paid to a U.S. Holder is generally limited to 15% of the gross dividend (or 5% in the case of corporate shareholders owning at least 10% of the Registrant’s voting shares). U.S. Holders to whom this Treaty rate of withholding tax on dividends may be relevant should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

Disposition

     A US Holder is subject to tax under the Tax Act in respect of a capital gain realized on the sale or other disposition of a Common Share only if the US Holder holds the Common Share as “taxable Canadian property” for purposes of the Tax Act and is not entitled to relief under the Treaty.

     In general, provided the Common Shares are listed on a prescribed exchange in Canada at the relevant time (maintaining the current TSX-V listing would be sufficient for this purposes), Common Shares will not be “taxable Canadian property” unless (i) at any time during the 60 month period ending at the time of disposition, the US Holder and/or persons and entities not dealing at arm’s length with the US Holder (alone or together) owned 25% or more of the issued shares of any class or series of the capital stock of the Registrant, or (ii) the US Holder’s Common Shares were acquired in certain types of tax-deferred exchanges in consideration for property that was itself “taxable Canadian property”.

     Furthermore, even if Common Shares are so held as “taxable Canadian property”, relief under the Treaty is generally available provided the value of the Common Shares is not derived principally from real property situated in Canada. Management has indicated that it believes that the value of the PhotoChannel Common Shares is currently not derived principally from real property in Canada. US Holders claiming Treaty relief should do so by filing a Canadian income tax return for the relevant taxation year, and should consult with their own advisors in this regard.

CERTAIN U.S. FEDERAL INCOME TAX INFORMATION
FOR UNITED STATES RESIDENTS

     In the opinion of Davis Wright Tremaine LLP, special United States tax counsel to the Registrant, the following summarizes the principal United States federal income tax considerations generally applicable only to the holding and disposition of PhotoChannel common shares by a U.S. Holder (as defined below). This discussion is only applicable to U.S. Holders who hold their PhotoChannel common shares as capital assets for investment under Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This discussion does not describe all United States federal income tax consequences of holding PhotoChannel common shares that may be relevant to particular holders, including but not limited to holders:

  who do not hold their PhotoChannel common shares as capital assets;
  who are subject to special United States tax rules, such as financial institutions, dealers or traders in securities, mutual funds, insurance companies or tax-exempt entities;
  who are subject to the alternative minimum tax provisions of the Code;
  who acquired their PhotoChannel common shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  who hold their PhotoChannel common shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or
  who acquired their PhotoChannel common shares through a 401(k) plan, a deferred compensation plan or any other retirement plan.

     This discussion is based upon current provisions of the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences described herein. In addition, the following discussion does not address any of the tax consequences of holding PhotoChannel common shares under state, local or foreign tax laws.

     This summary is not exhaustive of all possible United States income tax consequences. It is not intended as legal or tax advice to any particular holder of PhotoChannel common shares and should not be so construed. The tax consequences to any particular holder of PhotoChannel common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder’s particular circumstances. The discussion below is qualified accordingly.

     Investors are urged to consult their own independent tax advisors concerning the United States federal tax consequences of holding PhotoChannel common shares in light of their particular situations, as well as any consequences arising under laws of any other taxing jurisdiction.

     For purposes of this discussion, “U.S. Holders” means beneficial owners of PhotoChannel common shares that are, for United States federal income tax purposes (1) individual citizens or residents of the United States, including alien individuals who are lawful permanent residents of the United States or who meet the substantial presence residency test under United States federal income tax laws, (2) corporations or partnerships (including entities treated as corporations or partnerships for United States federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to United States federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a United States court and the control of one or more United States persons.

     If a partnership holds PhotoChannel common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding PhotoChannel common shares is urged to consult its tax advisor regarding the tax consequences of the ownership of PhotoChannel common shares.

Treaty Application to Certain Individual U.S. Holders

     An individual U.S. Holder who does not maintain a substantial presence, permanent home, or habitual abode in the United States, or whose personal and economic relations are not closer to the United States than to any other country (other than Canada), may be unable to benefit from the provisions of the Canada-United States Income Tax Convention (the “Treaty”). An individual U.S. Holder described immediately above should consult his or her own financial advisor, legal counsel, or accountant regarding the availability of benefits under the Treaty. Furthermore, the current position of the Canada Revenue Agency is that a United States limited liability company is not entitled to the benefits of the Treaty.

Distributions on PhotoChannel Common Shares

     General Taxation of Distributions. A U.S. Holder that receives a distribution, including a constructive distribution, with respect to PhotoChannel common shares will be required to include the amount of such distribution in gross income as ordinary income (without reduction for any Canadian income tax withheld from such distribution) to the extent, if any, of the current or accumulated “earnings and profits” of PhotoChannel. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of PhotoChannel, such distribution will be treated (a) first, as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in the PhotoChannel common shares and, (b) thereafter, as gain from the sale or exchange of such shares. (See more detailed discussion at “Disposition of PhotoChannel common shares” below).

     Reduced Tax Rates for Certain Dividends. For taxable years beginning before January 1, 2011, a dividend paid by a non-U.S. corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the corporation is a “qualified foreign corporation” (“QFC”) (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such shares will not be entitled to receive such dividend).

     PhotoChannel generally will be a QFC if it is eligible for the benefits of the Treaty and is not a “passive foreign investment company” (as defined below) for the taxable year during which PhotoChannel pays a dividend or for the preceding taxable year. As discussed below, it is uncertain whether PhotoChannel is or will in the future be a passive foreign investment company. Accordingly, it is uncertain whether PhotoChannel is a QFC and there can be no assurance that PhotoChannel will be a QFC in any future taxable years.

     Subject to application of the passive foreign investment company rules (discussed below), if PhotoChannel is not a QFC, a dividend paid by PhotoChannel to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

     Distributions Paid in Non-United States Currency. The amount of a distribution paid in currency other than United States dollars generally will be equal to the United States dollar value of such distribution based on the exchange rate applicable on the date of receipt. A United States Holder that does not convert foreign currency received as a distribution into United States dollars on the date of receipt generally will have a tax basis in such non-United States currency equal to the United States dollar value of such non-United States currency on the date of receipt. Such a United States Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such non-United States currency (including an exchange for United States dollars).

     Dividends Received Deduction. Dividends paid on PhotoChannel common shares generally will not be eligible for the “dividends received deduction.” The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own financial advisor, legal counsel, or accountant regarding the dividends received deduction.

Disposition of PhotoChannel Common Shares

     Subject to application of the passive foreign investment company rules (discussed below), a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of PhotoChannel common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted basis in the PhotoChannel common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the PhotoChannel common shares were held for more than one year at the time of the sale or other disposition.

     Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to $3,000 of ordinary income in a taxable year. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset only capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which the capital loss is recognized.

Foreign Tax Credit

     A U.S. Holder who pays (whether directly or through withholding) Canadian or other foreign income tax with respect to PhotoChannel common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for the Canadian or other foreign income tax paid. Subject to the limitations described below, a credit generally will reduce a U.S. Holder’s United States federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to United States federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

     Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed that portion of a U.S. Holder’s United States federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to “passive income” and “general category income” – that is, income other than “passive income.” Dividends paid by PhotoChannel generally will constitute “foreign source” income and be classified as “passive income.” However, distributions with respect to PhotoChannel common shares in excess of PhotoChannel’s current and accumulated earnings and profits, as well as any gain recognized on disposition of PhotoChannel common shares, generally would not constitute foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distribution unless the credit could be applied (subject to applicable limitations) against United States tax due on other foreign source income in the appropriate category. In addition, a U.S. Holder that is a corporation that owns 10% or more of the voting stock of PhotoChannel (and that has not made an election to be an “S” corporation) may, subject to a number of limitations, be entitled to an “indirect” foreign tax credit under Section 902 of the Code with respect to dividends paid by PhotoChannel. The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding their application to the U.S. Holder’s particular circumstances.

Information Reporting; Backup Withholding

     Payments made within the United States of dividends on, and proceeds arising from certain sales or other taxable dispositions of, PhotoChannel common shares generally will be subject to information reporting and backup withholding tax, at the current rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct United States taxpayer identification number (“TIN”) (generally on Form W-9), (b) furnishes an incorrect TIN, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder’s United States federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Passive Foreign Investment Company Rules

     PhotoChannel generally will be a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) if, for a taxable year after applying certain look-through and related person rules, (a) 75% or more of the gross income of PhotoChannel for such taxable year is passive income or (b) 50% or more of the assets held by PhotoChannel either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if PhotoChannel were not publicly traded and were either a “controlled foreign corporation” or made an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     PhotoChannel has not made a determination as to whether or not it is a PFIC. Thus, there can be no assurance that the PFIC rules, described generally below, will not apply to an investment in PhotoChannel common shares.

     Default PFIC Rules Under Section 1291 of the Code. If PhotoChannel were a PFIC, the United States federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of PhotoChannel common shares would depend on whether the U.S. Holder makes an election to treat PhotoChannel as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

     A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of PhotoChannel common shares and (b) any excess distribution paid on the PhotoChannel common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions with respect to the PhotoChannel common shares received by the U.S. Holder in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during the U.S. Holder’s holding period for the PhotoChannel common shares, if shorter).

     Under Section 1291 of the Code, any gain realized on the sale or other taxable disposition of PhotoChannel common shares, and any excess distribution paid on the PhotoChannel common shares, must be rateably allocated to each day in a Non-Electing U.S. Holder’s holding period for the PhotoChannel common shares. The amount of any such gain or excess distribution allocated to a prior year of such Non-Electing U.S. Holder’s holding period for the PhotoChannel common shares (other than a year in which PhotoChannel was not a PFIC) is subject to United States federal income tax at the highest tax rate applicable to ordinary income in such prior year. In addition, a Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in such prior year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any gain or excess distribution allocated to the current year of a Non-Electing U.S. Holder’s holding period for the

PhotoChannel common shares will be treated as ordinary income in the current year, but no interest charge will be imposed with respect to the resulting tax liability for the current year.

     If PhotoChannel is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds PhotoChannel common shares, PhotoChannel will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether PhotoChannel ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such PhotoChannel common shares were sold on the last day of the last taxable year for which PhotoChannel was a PFIC.

     QEF Election. A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above, but will instead be subject to United States federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of PhotoChannel, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of PhotoChannel, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, but shall not exceed PhotoChannel’s earnings and profits for the taxable year, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to United States federal income tax on such amounts for each taxable year in which PhotoChannel is a PFIC, regardless of whether such amounts are actually distributed by PhotoChannel to such U.S. Holder. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current United States federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

     A U.S. Holder that makes a QEF Election generally may receive a tax-free distribution from PhotoChannel to the extent that such distribution represents “earnings and profits” of PhotoChannel that were previously included in income by the U.S. Holder because of the QEF Election. In addition, such U.S. Holder’s adjusted basis in its PhotoChannel common shares will be increased to reflect the amount included in income and decreased to reflect any amount allowed as a tax-free distribution because of the QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of PhotoChannel common shares.

     The procedure for making a QEF Election, and the United States federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the PhotoChannel common shares in which PhotoChannel was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a United States federal income tax return for such first year. However, if PhotoChannel was a PFIC in a prior year, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize (a) gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the PhotoChannel common shares were sold on the qualification date. The “qualification date” is the first day of the first taxable year in which PhotoChannel was a QEF with respect to such U.S. Holder. The election to recognize this gain can only be made if such U.S. Holder’s holding period for the PhotoChannel common shares includes the qualification date. By electing to recognize such gain, the U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

     A QEF Election will apply to the taxable year for which it is made and to all subsequent taxable years, unless the QEF Election is invalidated or terminated or the IRS consents to its revocation. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, PhotoChannel ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which PhotoChannel is not a PFIC. Accordingly, if PhotoChannel were to become a PFIC in a subsequent taxable year, the QEF Election would be effective and the U.S. Holder would be subject to the QEF rules described above for such taxable year. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of its entire interest in the PhotoChannel common shares. Accordingly, if the U.S. Holder later acquires PhotoChannel common shares, it will be subject to the QEF rules described above for each taxable year in which PhotoChannel is a PFIC.

     Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election. U.S. Holders should be aware that there can be no assurance that PhotoChannel will satisfy recordkeeping requirements that apply to a QEF, or that PhotoChannel will supply U.S. Holders with information necessary to report under the QEF rules. Each U.S. Holder is strongly urged to consult its tax advisor regarding the availability of, and the procedure for making, the QEF election.

     Mark-to-Market Election. A U.S. Holder may make a Mark-to-Market Election only if the PhotoChannel common shares are marketable stock. PhotoChannel common shares generally will be “marketable stock” if the PhotoChannel common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.

     A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the PhotoChannel common shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the PhotoChannel common shares.

     A U.S. Holder that makes a Mark-to-Market Election must include in ordinary income, for each taxable year in which PhotoChannel is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the PhotoChannel common shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such PhotoChannel common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the PhotoChannel common shares over (ii) the fair market value of such PhotoChannel common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years. In addition, a U.S. Holder’s adjusted basis in its PhotoChannel common shares will be adjusted to reflect the amount included in gross income or allowed as a deduction as a result of a Mark-to-Market Election. On the sale or other taxable disposition of PhotoChannel common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

     A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the PhotoChannel common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

     Other PFIC Rules. Treasury Regulations have been proposed under Section 1291(f) of the Code, that (subject to certain exceptions) would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of PhotoChannel common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific United States federal income tax consequences to a U.S. Holder may vary based on the manner in which PhotoChannel common shares are transferred.

     Certain additional adverse rules will apply with respect to a U.S. Holder if PhotoChannel is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses PhotoChannel common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such PhotoChannel common shares.

     The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of PhotoChannel common shares.

LEGAL MATTERS

     Lang Michener LLP, our counsel, and Davis Wright Tremaine, LLP, our special United States tax counsel, acted for us in connection with this short form base shelf prospectus. As at the date hereof, partners and associates of Lang Michener LLP and Davis Wright Tremaine held less than 1% of our outstanding common shares.

AUDITOR, TRANSFER AGENT AND REGISTRAR

     Our auditor is PricewaterhouseCoopers LLP, Chartered Accountants , 250 Howe Street, Vancouver, British Columbia, V6C 3S7.

     The transfer agent and registrar for our common shares is Computershare Trust Company of Canada, at its principal offices in Vancouver.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-10 relating to the offering of the share. This prospectus, which constitutes a part of the Shelf Registration Statement, does not contain all of the information contained in the Shelf Registration Statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with Canadian securities regulatory authorities and the SEC. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. While we are subject to the informational requirement of the Exchange Act, as a foreign private issuer we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders are exempt from reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

DOCUMENTS INCORPORATED BY REFERENCE

     Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents so incorporated by reference may be obtained on request without charge from our Chief Financial Officer, at Suite 590, 425 Carrall Street, Vancouver, British Columbia, Canada, V6B 6E3 (Telephone: (604) 893-8955). Copies may also be obtained through the internet at www.sedar.com.

     The following documents, filed with the provincial securities commissions or similar authorities in Canada, are specifically incorporated by reference and form an integral part of this short form base shelf prospectus:

1.	our annual report on Form 20-F, dated March 30, 2007, for the year ended September 30, 2006;

2.	our management proxy circular, dated January 26, 2007, prepared in connection with the March 6, 2007 annual and special meeting of our shareholders;

3.

our audited comparative consolidated annual financial statements for the years ended September 30, 2006, September 30, 2005 and September 30, 2004 together with the notes thereto and the auditors’ report thereon;

4.	our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the financial year ended September 30, 2006;

5.	our amended unaudited comparative consolidated interim financial statements for the six month period ended March 31, 2007;

6.

our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six month period ended March 31, 2007, excluding the notice accompanying the March 31, 2007 interim financial statements and Management’s Discussion and Analysis of Financial

Condition and Results of Operations that is not incorporated by reference as the interim financial statements have been reviewed by the company’s external auditor;

7.	our material change report dated November 16, 2006 with respect to the consolidation of our outstanding common shares on a ten-old-for-one-new basis;

8.	our material change reports dated April 3 and April 12, 2007 with respect to the Private Placement; and

9.	our material change reports dated May 1, 2007 and July 3, 2007 with respect to the offer to acquire all of the ordinary shares of Pixology.

     All documents of the type referred to in section 11.1 of Form 44-101F1 “Short Form Prospectus” promulgated by the Canadian Securities Administrators which are filed by us with a securities commission or similar regulatory authority in Canada after the date of this prospectus and before completion or withdrawal of this offering, will also be deemed to be incorporated by reference into this prospectus.

     Any report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 after the date of this prospectus until the termination of this distribution shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

DOCUMENTS FILED WITH THE SEC AND INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this short form base shelf prospectus, and later information filed with the SEC will be updated and supersede information previously filed. The following documents have been filed with the SEC as part of the Shelf Registration Statement of which this short form base shelf prospectus forms a part and are incorporated by reference and form an integral part of this short form base shelf prospectus: the documents referred to above under the heading “Documents Incorporated by Reference”; consent of PricewaterhouseCoopers LLP; consent of Lang Michener LLP, consent of Davis Wright Tremaine, and powers of attorney from directors and officers.

CURRENCY EXCHANGE RATES

     All references to dollars are expressed in Canadian funds unless otherwise indicated. On August 1, 2007 the noon exchange rate for the conversion of Canadian dollars to U.S. dollars was Cdn$1.00 = US$0.9462. The following table sets out the high, low and average rates of exchange of Canadian dollars into U.S. dollars for each month during the previous six months and our three most recent fiscal years. All rates are based exchange rates published by the Bank of Canada.

	High for period	Low for period	Average for period
		(US$ per Cdn$1.00)
Recent months
July, 2007	0.9641	0.9358	0.9515
June, 2007	0.9416	0.9360	0.9388
May, 2007	0.9150	0.9107	0.9133
April, 2007	0.8958	0.8621	0.8788
March, 2007	0.8660	0.8462	0.8545
February, 2007	0.8624	0.8419	0.8521
January, 2007	0.8576	0.8440	0.8482

Fiscal years ended September 30,
2006	0.9065	0.8479	0.8721
2005	0.8672	0.7853	0.8224
2004	0.8493	0.7159	0.7685

     The financial information relating to Pixology contained in this short form base shelf prospectus is expressed in United Kingdom pounds sterling. On August 1, 2007 the noon exchange rate for the conversion of Canadian dollars to U.K. pounds sterling was Cdn$1.00 =£0.4659. The following table sets for the high, low and average rates of exchange of U.K. pounds sterling into Canadian dollars for each month during the previous six months and our three most recent fiscal years. All rates are based on the nominal exchange rates published by the Bank of Canada.

			Average for
	High for period	Low for period	period
		(£ per Cdn$1.00)
Recent months
July, 2007	0.4743	0.4609	0.4678
June, 2007	0.4790	0.4688	0.4725
May, 2007	0.4721	0.4510	0.4601
April, 2007	0.4518	0.4369	0.4433
March, 2007	0.4429	0.4361	0.4395

			Average for
	High for period	Low for period	period
		(£ per Cdn$1.00)
February, 2007	0.4407	0.4283	0.4361
January, 2007	0.4407	0.4264	0.4341

Fiscal years ended September 30,
2006	0.4980	0.4626	0.4833
2005	0.4700	0.4188	0.4397
2004	0.4541	0.4028	0.4251

     On August 1, 2007 the noon exchange rate for the conversion of United States dollars to U.K. pounds sterling was US$1.00 =£0.4924. The following table sets for the high, low and average rates of exchange of US dollars into U.K. pounds sterling for each month during the previous six months and our three most recent fiscal years. All rates are based on the exchange rates published by the Federal Reserve Bank of New York.

	High for period	Low for period	Average for period
		(£ per US$1.00)
Recent months
July, 2007	0.4985	0.4841	0.4923
June, 2007	0.5096	0.4978	0.5039
May, 2007	0.5082	0.4981	0.5040
April, 2007	0.5100	0.4985	0.5028
March, 2007	0.5199	0.5078	0.5135
February, 2007	0.5143	0.5076	0.5106
January, 2007	0.5180	0.5089	0.5105

Fiscal years ended September 30,
2006	0.5835	0.5236	0.5547
2005	0.5134	0.5779	0.5425
2004	0.5250	0.5989	0.5504

EXEMPTION FROM NATIONAL INSTRUMENT 44-102

     We requested an exemption from Part 9 of National Instrument 44-102 because the number of Common Shares that may be distributed by the Selling Shareholders exceeds the 10% restriction contained in section 9.1(1) of National Instrument 44-102. The final receipt to be issued for this prospectus will be evidence of the relief granted by the British Columbia Securities Commission and the

Ontario Securities Commission in this regard. This prospectus qualifies the resale of 9,287,735 common shares which represent 25% of our issued and outstanding common shares, based on 38,164,228 of our common shares outstanding on August 9, 2007, giving effect to the sale of 9,287,735 Common Shares to the Selling Shareholders in the Private Placement (including the potential issuance of up to 4,857,147 Warrant Shares assuming full exercise of the Warrants).

PURCHASERS’ STATUTORY RIGHTS

     Securities legislation in the Provinces of British Columbia and Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a short form base shelf prospectus and any amendment. British Columbia and Ontario securities legislation further provides a purchaser with remedies for rescission or damages if the short form base shelf prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by British Columbia and Ontario securities legislation. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

PhotoChannel Networks Inc.

Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007 and September 30, 2006
(expressed in Canadian dollars)

NOTE FOR US READERS

The following compilation report is provided solely to comply with the applicable requirements of Canadian securities laws. Canadian generally accepted auditing standards specify the procedures that should be performed in relation to compilation reports and these procedures are outlined in the compilation report set out below. These procedures would not be sufficient to allow for an expression of opinion under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The procedures that would need to be performed a to allow for an expression of an opinion under the standards of the PCAOB would be more extensive and greater in scope than those required by Canadian generally accepted auditing standards. Accordingly, no opinion is expressed on the pro forma information under the standards of the PCAOB.

Compilation Report on Pro Forma Financial Statements

To the Directors of
PhotoChannel Networks Inc. (“PhotoChannel”, the “Company”)

We have read the accompanying unaudited pro forma balance sheet of PhotoChannel as at March 31, 2007 and unaudited pro forma consolidated statements of operations for the six-month period ended March 31, 2007 and for the year ended September 30, 2006 and have performed the following procedures.

1.

Compared the figures in the columns captioned “PhotoChannel” to the audited financial statements of the Company for the year ended September 30, 2006 and the unaudited consolidated financial statements for the six-month period ended March 31, 2007, respectively, and found them to be in agreement.

2.

Compared the figures in the columns in dollars captioned “Pixology” to the audited financial statements of Pixology Plc (“Pixology”) in Sterling for the year ended December 31, 2006 and the unaudited consolidated financial statements for the six-month period ended March 31, 2007 derived from the unaudited financial statements of Pixology for the three-months ended March 31, 2007 and the audited financial statements of Pixology for the year ended December 31, 2006 as described in note 1, respectively, and found them to be in agreement.

3.	Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

	(a)	the basis for determination of the pro forma adjustments; and

	(b)	whether the pro forma financial statements comply as to form in all material respects with Canadian Securities Legislation.

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

The officials:

(a)	described to us the basis for determination of the pro forma adjustments, and

(b)	stated that the pro forma statements comply as to form in all material respects with Canadian Securities Legislation.

4.	Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.

Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “PhotoChannel” and “Pixology” as at March 31, 2007 and for the six-month period ended March 31, 2007 and year ended September 30, 2006, respectively, and found the amounts in the column captioned “Pro forma consolidated” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Chartered Accountants

Vancouver, B.C.
August 10, 2007

PhotoChannel Networks Inc.
Pro forma Consolidated Balance Sheet
(Unaudited)
As at March 31, 2007
(expressed in Canadian dollars)

	PhotoChannel	Pixology	Pro forma	Pro forma
	$	$	adjustments	consolidated
			$	$
A s s e t s
Current assets
Cash and cash equivalents	3,246,134	7,085,786	-	10,331,920
Short-term investments	17,456,517	4,539,400	(19,506,214)	2,489,703
Accounts receivable	754,913	2,860,455	-	3,615,368
Inventory	76,181	-	-	76,181
Prepaid expenses	147,111	971,164	-	1,118,275
Other receivables	-	307,092	-	307,092
	21,680,856	15,763,897	(19,506,214)	17,938,539
Deferred charges	379,316	552,602	-	931,918
Intangible assets	-	-	9,728,666	9,728,666
Equipment	1,613,227	518,992	-	2,132,219
	23,673,399	16,835,491	(9,777,548)	30,731,342
Liabilities
Current liabilities
Accounts payable, accrued liabilities
and other liabilities	2,443,349	5,826,665	-	8,270,014
Deferred revenue - current portion	182,311	1,101,324	-	1,283,635
	2,625,660	6,927,989	-	9,553,649
Deferred revenue - long-term		-	-
portion	22,184			22,184
Asset retirement obligation	-	129,954	-	129,954
	2,647,844	7,057,943	-	9,705,787
Shareholders’ Equity
Capital stock	62,313,946	460,154	(460,154)	62,313,946
Warrants	5,165,016	-	-	5,165,016
Contributed surplus	10,279,214	39,311,658	(39,311,658)	10,279,214
Deficit	(56,732,621)	(29,994,264)	29,994,264	(56,732,621)
	21,025,555	9,777,548	(9,777,548)	21,025,555
	23,673,399	16,835,491	(9,777,548)	30,731,342

PhotoChannel Networks Inc.
Pro forma Consolidated Statement of Operations
(Unaudited)
For the six-month period ended March 31, 2007

(expressed in Canadian dollars)

			Pro forma	Pro forma
	PhotoChannel	Pixology	adjustment	consolidated
	$	$	$	$
Revenue	2,839,185	5,120,101	-	7,959,286
Expenses
General and administration	785,308	3,071,578	-	3,856,886
Network delivery	767,989	2,806,624	-	3,574,613
Amortization	232,697	132,676	972,867	1,338,240
Research and development	1,203,464	19,035	-	1,222,499
Sales and marketing	325,554	613,156	-	938,710
Share-based compensation expense	320,669	62,680	-	383,349
	3,635,681	6,705,749	972,867	11,314,297
Loss before interest and other
income	(796,496)	(1,585,648)	(972,867)	(3,355,011)
Interest and other income	43,740	266,328	-	310,068
Interest and accretion expense	-	(9,610)	-	(9,610)
Foreign exchange (loss) gain	(1,979)	58,889	-	56,910
Income taxes	-	(879)	-	(879)
Net loss for the period	(754,735)	(1,270,920)	(972,867)	(2,998,522)
Pro forma basic and fully diluted
net loss per share				(0.12)
Pro forma weighted average
number of common shares				25,414,566

PhotoChannel Networks Inc.
Pro forma Consolidated Statement of Operations
(Unaudited)
For the year ended September 30, 2006

(expressed in Canadian dollars)

			Pro forma	Pro forma
	PhotoChannel	Pixology	adjustment	consolidated
	$	$	$	$
Revenue	4,075,151	11,388,244	-	15,463,395
Expenses
General and administration	1,402,801	5,154,433	-	6,557,234
Network delivery	1,797,751	4,646,057	-	6,443,808
Amortization	402,600	204,898	1,945,733	2,553,231
Research and development	2,178,187	88,446	-	2,266,633
Sales and marketing	717,888	1,309,475	-	2,027,363
Share-based compensation expense	215,084	135,586	-	350,670
	6,714,311	11,538,895	1,945,733	20,198,939
Loss before interest and
other income	(2,639,160)	(150,651)	(1,945,733)	(4,735,544)
Interest and other income	33,655	434,385	-	468,040
Interest and accretion expense	-	(17,812)	-	(17,812)
Foreign exchange loss	(26,796)	(162,286)	-	(189,082)
Income taxes	-	(5,687)	-	(5,687)
Net (loss) income for the year	(2,632,301)	97,949	(1,945,733)	(4,480,085)
Pro forma basic and fully
diluted net loss per share				(0.17)
Pro forma weighted average
number of common shares				26,048,359

PhotoChannel Networks Inc.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

1	Basis of presentation

The accompanying unaudited pro forma consolidated balance sheet as at March 31, 2007 and unaudited pro forma consolidated statement of operations for the six months period ended March 31, 2007 and year ended September 30, 2006 were prepared by the Company for inclusion in a Base Shelf Prospectus (“Prospectus”) dated August 10, 2007, filed by the Company with the British Columbia and Ontario Securities Commissions pursuant to the secondary offering of common shares and common share purchase warrants by the company.

These unaudited pro forma consolidated financial statements should be read in conjunction with the unaudited financial statements of Pixology Plc (“Pixology”) for the three-month period ended March 31, 2007 and the audited financial statements of Pixology for the year ended December 31, 2006 included in the Prospectus and the following financial statements of the Company incorporated by reference in the Prospectus:

a)	the unaudited financial statements of PhotoChannel Networks Inc. (“PhotoChannel”) for the six months ended March 31, 2007

b)	the audited financial statements of PhotoChannel for the year ended September 30, 2006.

These unaudited pro forma consolidated financial statements have been derived from the financial statements of PhotoChannel and Pixology as described above, together with other information available to the Company.

The pro forma consolidated balance sheet has been derived from the unaudited consolidated balance sheet of PhotoChannel at March 31, 2007 and the unaudited consolidated balance sheet of Pixology at March 31, 2007 translated from Sterling to Canadian dollars using the principles outlined in the Emerging Issues Committee (“EIC”) of the Canadian Institute of Chartered Accountants (“CICA”), set out in EIC- 130, “Translation Method when the Reporting Currency Differs from the Measurement Currency or there is a Change in the Reporting Currency” (see note 3).

The unaudited pro forma consolidated balance sheet applies the purchase method of accounting whereby PhotoChannel has been identified as the acquirer. The unaudited pro forma consolidated balance sheet gives effect to the pro forma adjustments as if they had occurred as at March 31, 2007.

The pro forma consolidated statement of operations for the period ended March 31, 2007 has been derived from the unaudited consolidated statement of operations of PhotoChannel for the six-month period ended March 31, 2007 and the unaudited consolidated statement of loss and deficit of Pixology for the six-month period ended March 31, 2007. The unaudited consolidated statement of operations of Pixology for the six-month period ended March 31, 2007 has been derived from the unaudited statement of operations for the three-month period ended March 31, 2007 included in the Prospectus and for the three-month period ended December 31, 2006, derived from the audited financial statements for the year ended December 31, 2006 included in the Prospectus. Accordingly, the statement of operations of Pixology for the three-month period ended December 31, 2006 is included in the pro forma consolidated statement of operations for the six-month period ended March 31, 2007 and the pro forma consolidated statement of operations for the year ended December 31, 2006.

PhotoChannel Networks Inc.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

The pro forma consolidated statement of operations for the year ended September 30, 2006 has been derived from the audited consolidated statement of loss and deficit of PhotoChannel for the year ended September 30, 2006 and the audited consolidated statement of operations of Pixology for the year ended December 31, 2006. All amounts were translated from Sterling to Canadian dollars using the principles outlined in EIC-130.

The pro forma consolidated statements of operations for the period ended March 31, 2007 and for the year ended September 30, 2006 give effect to the pro forma adjustments as if they had occurred at the beginning of the respective periods.

These unaudited pro forma consolidated financial statements may not necessarily be indicative of the financial position or results of operations, which would have resulted if the combination had occurred on March 31, 2007.

2	Pro forma assumptions and adjustments with respect to the proposed transactions

The pro forma adjustments described below are based upon available information and certain assumptions management believes are reasonable, pursuant to a Recommended Cash Offer by PhotoChannel for all the issued and outstanding shares of Pixology dated April 26, 2007.

Purchase of Pixology by PhotoChannel

The pro forma consolidated balance sheet gives effect to the purchase of all the outstanding shares of Pixology by PhotoChannel for $0.90 per share for total consideration of $18,406,214 plus costs estimated to be approximately $1,100,000. The pro forma accounting entries would be as follows:

	$	$
DR Investment in Pixology	19,506,214
CR Short-term investments		19,506,214

PhotoChannel Networks Inc.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

Allocation of purchase price and elimination of the investment in and equity of Pixology

The accompanying unaudited pro forma consolidated balance sheet gives effect to the preliminary allocation of the excess purchase over the net assets acquired to acquire intangible assets as follows:

$

Current assets	15,763,897
Deferred charges	552,602
Equipment	518,992
Intangible assets	9,728,666
Accounts payable and accrued liabilities	(5,826,665)
Deferred revenue	(1,101,324)
Asset retirement obligation	(129,954)

Consideration given	19,506,214

This allocation is preliminary, may be subject to change and will be finalized pending a detailed analysis by management.

The pro forma accounting entries would be as follows:

	$	$

DR Capital stock	460,154
DR Contributed surplus	39,311,658
DR Intangible assets	9,728,666
CR Deficit		29,994,264
CR Investment in Pixology		19,506,214

Consideration given	49,500,478	49,500,478

Intangible assets are amortized on a straight-line basis over five years.

PhotoChannel Networks Inc.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

3	Reporting currency translation to Canadian dollar

Pixology’s functional currency is Sterling. Assets and liabilities and shareholders’ equity balances denominated in a currency other than Canadian dollars are translated into Canadian dollars using the period-end exchange rates of $2.2697 for 2007. Revenues and expenses denominated in other than Canadian dollars are translated using average exchange rates of $2.2376 for the three-month period ended March 31, 2007 and $2.0886 for fiscal 2006.

Translated balance sheet
March 31, 2007	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Assets
Cash and cash equivalents	3,121,904	2.2697	7,085,786
Short-term investments	2,000,000	2.2697	4,539,400
Accounts receivable	1,260,279	2.2697	2,860,455
Prepaid expenses	427,882	2.2697	971,164
Other	135,301	2.2697	307,092
	6,945,366		15,763,897
Deferred charges	243,469	2.2697	552,602
Equipment	228,661	2.2697	518,992
	7,417,496		16,835,491
Liabilities
Accounts payable and accrued liabilities	2,567,152	2.2697	5,826,665
Deferred revenue - current portion	485,229	2.2697	1,101,324
	3,052,381		6,927,989
Asset retirement obligation	57,256	2.2697	129,954
	3,109,637		7,057,943
Shareholders’ Equity
Capital stock	202,738	2.2697	460,154
Contributed surplus	17,320,200	2.2697	39,311,658
Deficit	(13,215,079)	2.2697	(29,994,264)
	4,307,859		9,777,548
	7,417,496		16,835,491

PhotoChannel Networks Inc.
Notes to Pro forma Consolidated Financial
Statements (Unaudited)
March 31, 2007

(expressed in Canadian dollars)

Translated statement of operations
Six Months ended March 31, 2007	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Revenue	2,288,211	2.2376	5,120,101
Expenses
General and administrative	1,372,711	2.2376	3,071,578
Network delivery	1,254,301	2.2376	2,806,624
Amortization	59,294	2.2376	132,676
Research and development	8,507	2.2376	19,035
Sales and marketing	274,024	2.2376	613,156
Share based compensation expense	28,012	2.2376	62,680
	2,996,849		6,705,749
Loss before interest and other income	(708,638)		(1,585,648)
Interest and other income	119,024	2.2376	266,328
Interest expense	(4,295)	2.2376	(9,610)
Foreign exchange gain	26,318	2.2376	58,889
Tax expense (credit)	(393)	2.2376	(879)
Net loss for the period attributable to
common shareholders	(567,984)		(1,270,920)

Translated statement of operations
Year ended September 30, 2006	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Revenue	5,452,573	2.0886	11,388,244
Expenses
General and administrative	2,467,889	2.0886	5,154,433
Network delivery	2,224,484	2.0886	4,646,057
Amortization	98,103	2.0886	204,898
Research and development	42,347	2.0886	88,446
Sales and marketing	626,963	2.0886	1,309,475
Share based compensation expense	64,917	2.0886	135,586
	5,524,703		11,538,895
Loss before interest and other income	(72,130)		(150,651)
Interest and other income	207,979	2.0886	434,385
Interest expense	(8,528)	2.0886	(17,812)
Foreign exchange loss	(77,701)	2.0886	(162,286)
Tax expense (credit)	(2,723)	2.0886	(5,687)

Net income for the year attributable
to common shareholders	46,897		97,949

PHOTOCHANNEL NETWORKS INC.
Pro forma Consolidated Statement of Operations
(Unaudited)
For the six-month period ended March 31, 2007

(expressed in Canadian dollars)

			Pro forma	Pro forma
	PhotoChannel	Pixology	adjustment	consolidated
	$	$	$	$

Revenue	2,839,185	5,120,101	-	7,959,286

Expenses
General and administration	785,308	3,071,578	-	3,856,886
Network delivery	767,989	2,806,624	-	3,574,613
Amortization	232,697	132,676	972,867	1,338,240
Research and development	1,203,464	19,035	-	1,222,499
Sales and marketing	325,554	613,156	-	938,710
Share-based compensation expense	320,669	62,680	-	383,349

	3,635,681	6,705,749	972,867	11,314,297

Loss before interest and other
income	(796,496)	(1,585,648)	(972,867)	(3,355,011)

Interest and other income	43,740	266,328	-	310,068

Interest and accretion expense	-	(9,610)	-	(9,610)

Foreign exchange (loss) gain	(1,979)	58,889	-	56,910

Income taxes	-	(879)	-	(879)

Net loss for the period	(754,735)	(1,270,920)	(972,867)	(2,998,522)

Pro forma basic and fully diluted
net loss per share				(0.12)

Pro forma weighted average
number of common shares				25,414,566

PHOTOCHANNEL NETWORKS INC.
Pro forma Consolidated Balance Sheet
(Unaudited)
As at March 31, 2007

(expressed in Canadian dollars)

			Pro forma	Pro forma
	PhotoChannel	Pixology	adjustment	consolidated
	$	$	$	$

Revenue	4,075,151	11,388,244	-	15,463,395

Expenses
General and administration	1,402,801	5,154,433	-	6,557,234
Network delivery	1,797,751	4,646,057	-	6,443,808
Amortization	402,600	204,898	1,945,733	2,553,231
Research and development	2,178,187	88,446	-	2,266,633
Sales and marketing	717,888	1,309,475	-	2,027,363
Share-based compensation expense	215,084	135,586	-	350,670

	6,714,311	11,538,895	1,945,733	20,198,939

Loss before interest and
other income	(2,639,160)	(150,651)	(1,945,733)	(4,735,544)

Interest and other income	33,655	434,385	-	468,040

Interest and accretion expense	-	(17,812)	-	(17,812)

Foreign exchange loss	(26,796)	(162,286)	-	(189,082)

Income taxes	-	(5,687)	-	(5,687)

Net (loss) income for the year	(2,632,301)	97,949	(1,945,733)	(4,480,085)

Pro forma basic and fully
diluted net loss per share				(0.17)

Pro forma weighted average
number of common shares				26,048,359

PHOTOCHANNEL NETWORKS INC.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

1	Basis of presentation

The accompanying unaudited pro forma consolidated balance sheet as at March 31, 2007 and unaudited pro forma consolidated statement of operations for the six months period ended March 31, 2007 and year ended September 30, 2006 were prepared by the Company for inclusion in a Base Shelf Prospectus (“Prospectus”) dated August 10, 2007, filed by the Company with the British Columbia and Ontario Securities Commissions pursuant to the secondary offering of common shares and common share purchase warrants by the company.

These unaudited pro forma consolidated financial statements should be read in conjunction with the unaudited financial statements of Pixology Plc (“Pixology”) for the three-month period ended March 31, 2007 and the audited financial statements of Pixology for the year ended December 31, 2006 included in the Prospectus and the following financial statements of the Company incorporated by reference in the Prospectus:

	a)	the unaudited financial statements of PhotoChannel Networks Inc. (“PhotoChannel”) for the six months ended March 31, 2007

	b)	the audited financial statements of PhotoChannel for the year ended September 30, 2006.

These unaudited pro forma consolidated financial statements have been derived from the financial statements of PhotoChannel and Pixology as described above, together with other information available to the Company.

The pro forma consolidated balance sheet has been derived from the unaudited consolidated balance sheet of PhotoChannel at March 31, 2007 and the unaudited consolidated balance sheet of Pixology at March 31, 2007 translated from Sterling to Canadian dollars using the principles outlined in the Emerging Issues Committee (“EIC”) of the Canadian Institute of Chartered Accountants (“CICA”), set out in EIC-130, “Translation Method when the Reporting Currency Differs from the Measurement Currency or there is a Change in the Reporting Currency” (see note 3).

The unaudited pro forma consolidated balance sheet applies the purchase method of accounting whereby PhotoChannel has been identified as the acquirer. The unaudited pro forma consolidated balance sheet gives effect to the pro forma adjustments as if they had occurred as at March 31, 2007.

The pro forma consolidated statement of operations for the period ended March 31, 2007 has been derived from the unaudited consolidated statement of operations of PhotoChannel for the six-month period ended March 31, 2007 and the unaudited consolidated statement of loss and deficit of Pixology for the six-month period ended March 31, 2007. The unaudited consolidated statement of operations of Pixology for the six-month period ended March 31, 2007 has been derived from the unaudited statement of operations for the three-month period ended March 31, 2007 included in the Prospectus and for the three-month period ended December 31, 2006, derived from the audited financial statements for the year ended December 31, 2006 included in the Prospectus. Accordingly, the statement of operations of Pixology for the three-month period ended December 31, 2006 is included in the pro forma consolidated statement of operations for the six-month period ended March 31, 2007 and the pro forma consolidated statement of operations for the year ended December 31, 2006.

PHOTOCHANNEL NETWORKS INC.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

The pro forma consolidated statement of operations for the year ended September 30, 2006 has been derived from the audited consolidated statement of loss and deficit of PhotoChannel for the year ended September 30, 2006 and the audited consolidated statement of operations of Pixology for the year ended December 31, 2006. All amounts were translated from Sterling to Canadian dollars using the principles outlined in EIC-130.

The pro forma consolidated statements of operations for the period ended March 31, 2007 and for the year ended September 30, 2006 give effect to the pro forma adjustments as if they had occurred at the beginning of the respective periods.

These unaudited pro forma consolidated financial statements may not necessarily be indicative of the financial position or results of operations, which would have resulted if the combination had occurred on March 31, 2007.

2	Pro forma assumptions and adjustments with respect to the proposed transactions

The pro forma adjustments described below are based upon available information and certain assumptions management believes are reasonable, pursuant to a Recommended Cash Offer by PhotoChannel for all the issued and outstanding shares of Pixology dated April 26, 2007.

Purchase of Pixology by PhotoChannel

The pro forma consolidated balance sheet gives effect to the purchase of all the outstanding shares of Pixology by PhotoChannel for $0.90 per share for total consideration of $18,406,214 plus costs estimated to be approximately $1,100,000. The pro forma accounting entries would be as follows:

	$	$

DR Investment in Pixology	19,506,214
CR Short-term investments		19,506,214

PHOTOCHANNEL NETWORKS INC.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

Allocation of purchase price and elimination of the investment in and equity of Pixology

The accompanying unaudited pro forma consolidated balance sheet gives effect to the preliminary allocation of the excess purchase over the net assets acquired to acquire intangible assets as follows:

$

Current assets	15,763,897
Deferred charges	552,602
Equipment	518,992
Intangible assets	9,728,666
Accounts payable and accrued liabilities	(5,826,665)
Deferred revenue	(1,101,324)
Asset retirement obligation	(129,954)

Consideration given	19,506,214

This allocation is preliminary, may be subject to change and will be finalized pending a detailed analysis by management.

The pro forma accounting entries would be as follows:

	$	$

DR Capital stock	460,154
DR Contributed surplus	39,311,658
DR Intangible assets	9,728,666
CR Deficit		29,994,264
CR Investment in Pixology		19,506,214

Consideration given	49,500,478	49,500,478

Intangible assets are amortized on a straight-line basis over five years.

PHOTOCHANNEL NETWORKS INC.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

3	Reporting currency translation to Canadian dollar

Pixology’s functional currency is Sterling. Assets and liabilities and shareholders’ equity balances denominated in a currency other than Canadian dollars are translated into Canadian dollars using the period-end exchange rates of $2.2697 for 2007. Revenues and expenses denominated in other than Canadian dollars are translated using average exchange rates of $2.2376 for 2007 and $2.0886 for fiscal 2006.

Translated balance sheet
March 31, 2007	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Assets
Cash and cash equivalents	3,121,904	2.2697	7,085,786
Short-term investments	2,000,000	2.2697	4,539,400
Accounts receivable	1,260,279	2.2697	2,860,455
Prepaid expenses	427,882	2.2697	971,164
Other	135,301	2.2697	307,092
	6,945,366		15,763,897
Deferred charges	243,469	2.2697	552,602
Equipment	228,661	2.2697	518,992
	7,417,496		16,835,491
Liabilities
Accounts payable and accrued liabilities	2,567,152	2.2697	5,826,665
Deferred revenue - current portion	485,229	2.2697	1,101,324
	3,052,381		6,927,989
Asset retirement obligation	57,256	2.2697	129,954
	3,109,637		7,057,943
Shareholders’ Equity
Capital stock	202,738	2.2697	460,154
Contributed surplus	17,320,200	2.2697	39,311,658
Deficit	(13,215,079)	2.2697	(29,994,264)
	4,307,859		9,777,548
	7,417,496		16,835,491

PHOTOCHANNEL NETWORKS INC.
Notes to Pro forma Consolidated Financial Statements
(Unaudited)
March 31, 2007

(expressed in Canadian dollars)

Translated statement of operations
Six Months ended March 31, 2007	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Revenue	2,288,211	2.2376	5,120,101
Expenses
General and administrative	1,372,711	2.2376	3,071,578
Network delivery	1,254,301	2.2376	2,806,624
Amortization	59,294	2.2376	132,676
Research and development	8,507	2.2376	19,035
Sales and marketing	274,024	2.2376	613,156
Share based compensation expense	28,012	2.2376	62,680
	2,996,849		6,705,749
Loss before interest and other income	(708,638)		(1,585,648)
Interest and other income	119,024	2.2376	266,328
Interest expense	(4,295)	2.2376	(9,610)
Foreign exchange gain	26,318	2.2376	58,889
Tax expense (credit)	(393)	2.2376	(879)
Net loss for the period attributable to
common shareholders	(567,984)		(1,270,920)

Translated statement of operations
Year ended September 30, 2006	Pixology Plc	Fx rate	Pixology Plc
	£	$	$
Revenue	5,452,573	2.0886	11,388,244
Expenses
General and administrative	2,467,889	2.0886	5,154,433
Network delivery	2,224,484	2.0886	4,646,057
Amortization	98,103	2.0886	204,898
Research and development	42,347	2.0886	88,446
Sales and marketing	626,963	2.0886	1,309,475
Share based compensation expense	64,917	2.0886	135,586
	5,524,703		11,538,895
Loss before interest and other income	(72,130)		(150,651)
Interest and other income	207,979	2.0886	434,385
Interest expense	(8,528)	2.0886	(17,812)
Foreign exchange loss	(77,701)	2.0886	(162,286)
Tax expense (credit)	(2,723)	2.0886	(5,687)
Net income for the year attributable to
common shareholders	46,897		97,949

Pixology Plc

Consolidated Financial Statements December 31, 2006
(expressed in Sterling)

Auditors’ Report

To the Directors of
Pixology Plc

We have audited the consolidated balance sheet of Pixology Plc as at December 31, 2006 and the consolidated statements of shareholders’ equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in Canada.

Chartered Accountants

Vancouver, B.C., Canada
August 10, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Pixology Plc

Consolidated Balance Sheet
(expressed in Sterling)

	March 31,
	2007		December 31,
		£2006	2005
	(Unaudited)	£	£
A s s e t s			(Unaudited)
Current assets
Cash and cash equivalents	3,121,904	3,123,412	3,487,992
Short-term investments	2,000,000	2,400,000	1,980,477
Accounts receivable	1,260,279	1,010,062	632,119
Prepaid expenses	427,882	342,315	150,080
Otherreceivables	135,301	111,453	152,109
	6,945,366	6,987,242	6,402,777
Deferred charges	243,469	250,000	-
Equipment (note 3)	228,661	216,466	125,033
	7,417,496	7,453,708	6,527,810
Liabilities
Current liabilities
Accounts payable, accrued liabilities and other
liabilities (note 4)	2,567,152	2,228,195	981,601
Deferred revenue - current portion	485,229	333,868	642,828
	3,052,381	2,562,063	1,624,429
Deferred revenue - long-term portion	-	-	127,471
Asset retirement obligation (note 5)	57,256	56,202	52,281
	3,109,637	2,618,265	1,804,181
Shareholders’ Equity
Capital stock (note 6)	202,738	202,738	335,166
Contributed surplus	17,320,200	17,306,194	17,108,849
Deficit	(13,215,079)	(12,673,489)	(12,720,386)
	4,307,859	4,835,443	4,723,629
	7,417,496	7,453,708	6,527,810

Nature of operations (note 1)
Commitments (note 13)

 Approved by the Board of Directors

Signed “Peter Fitzgerald”	Signed “Cory H. Kent”
Director	Director

Pixology Plc

Consolidated Statement of Shareholders’ Equity
(expressed in Sterling)

	Capital stock
	Ordinary Shares		Deferred Ordinary shares

							Total
					Contributed		shareholders’
	Number of shares	Amount	Number of shares	Amount	surplus	Deficit	equity
		£		£	£	£	£

Balance - December 31, 2004 (unaudited)	20,108,277	201,083	13,242,785	132,428	16,841,893	(11,167,477)	6,007,927
Shares issued on exercise of options	165,563	1,655	-	-	126,374	-	128,029
Stock based compensation expense for options vested	-	-	-	-	140,582	-	140,582
Loss for the year	-	-	-	-	-	(1,552,909)	(1,552,909)

Balance - December 31, 2005 (unaudited)	20,273,840	202,738	13,242,785	132,428	17,108,849	(12,720,386)	4,723,629
Stock based compensation expense for options vested	-	-	-	-	64,917	-	64,917
Shares repurchased	-	-	(13,242,785)	(132,428)	132,428	-	-
Income for the year	-	-	-	-	-	46,897	46,897
			-	-
Balance - December 31, 2006	20,273,840	202,738			17,306,194	(12,673,489)	4,835,443
Stock based compensation expense for options vested	-	-	-	-	14,006	-	14,006
Loss for the period	-	-	-	-	-	(541,590)	(541,590)

Balance- March 31, 2007 (unaudited)	20,273,840	202,738	-	-	17,320,200	(13,215,079)	4,307,859

Pixology Plc
Consolidated Statement of Operations
(expressed in Sterling)

	Three-month period ended
	March 31,		Year ended December 31,
	2007	2006	2006	2005
	£	£	£	£
	(Unaudited)	(Unaudited)		(Unaudited)
Revenue	930,146	1,605,589	5,452,573	3,579,873
Expenses
Research and development	-	11,846	42,347	47,893
Network delivery	582,641	473,808	2,224,484	2,268,337
General and administration	728,696	568,705	2,467,889	2,489,889
Sales and marketing	175,608	198,890	626,963	560,342
Share-based compensation expense	14,006	14,006	64,917	140,582
Amortization	28,342	22,272	98,103	96,191
	1,529,293	1,289,527	5,524,703	5,603,234
(Loss) income before interest and
other income	(599,147)	316,062	(72,130)	(2,023,361)
Interest and other income	61,829	57,860	207,979	302,566
Interest and accretion expense	(2,113)	(2,081)	(8,528)	(46,078)
Foreign exchange (loss) gain	(1,332)	(30,250)	(77,701)	122,100
Income taxes	(827)	(43,102)	(2,723)	91,864

(Loss) net income for the period	(541,590)	298,489	46,897	(1,552,909)

Basic and fully diluted (loss) net
income per share	(0.03)	0.01	0.01	(0.08)

Weighted average number of
common shares	20,273,840	20,273,840	20,273,840	20,203,837

Pixology Plc
Consolidated Statement of Cash Flows
(expressed in Sterling)

	Three-month period ended
	March 31,		Year ended December 31,
	2007	2006	2006	2005
	£	£	£	£
	(Unaudited)	(Unaudited)		(Unaudited)

Cash flows from operating
activities
(Loss) net income for the period from
operations	(541,590)	298,489	46,897	(1,552,909)
Items not affecting cash
Amortization	28,342	22,272	98,103	96,191
Share-based compensation
expense	14,006	14,006	64,917	140,582
Accretion expense	1,054	980	3,921	3,648

	(498,188)	335,747	213,838	(1,312,488)
Net change in non-cash working capital
items (note 7)	137,217	(370,010)	30,641	(148,795)

	(360,971)	(34,263)	244,479	(1,461,283)

Cash flows from investing activities
Purchase of equipment	(40,537)	(21,153)	(189,536)	(38,490)

Cash flows from financing activities
Proceeds from exercise of stock options	-	-	-	128,029
Proceeds from redemption of, or
investment in short-term
investments	400,000	1,980,477	(419,523)	3,824,601

	400,000	1,980,477	(419,523)	3,952,630

(Decrease) increase in cash and
cash equivalents	(1,508)	1,925,061	(364,580)	2,452,857
Cash and cash equivalents -
Beginning of the period	3,123,412	3,487,992	3,487,992	1,035,135

Cash and cash equivalents -
End of the period	3,121,904	5,413,053	3,123,412	3,487,992

Supplementary information
Interest paid	(1,059)	(1,101)	(4,607)	(37,233)

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

1	Nature of operations

Pixology Plc (the “Company”), electronically connects the photo-finishing retailer and its customers through the Internet and provides digital image delivery, hosting, storage and financial reporting for the photo-finishing retailer.

2	Significant accounting policies

Basis of consolidation

The financial statements consolidate the financial statements of Pixology Plc, Pixology Software Limited, Pixology Incorporated, Pixology Japan, Flashprints Limited, Pixology UK Limited and Pixology IRISS Limited. All but the first two companies are inactive. These consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada.

All inter-company balances and transactions, including unrealized profits arising from them, are eliminated.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

Short-term investments

Short-term investments consist of interest bearing term deposits that have maturity dates of more than 90 days, and are carried at cost, which approximates fair value. Interest is recognized in the consolidated statement of operations as earned.

Equipment

Equipment is recorded at cost less accumulated amortization. Amortization is charged over the estimated useful lives of the assets at the following annual rates:

Computer equipment	33%
Furniture and office equipment	25%
Demonstration equipment	33%

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

The Company assesses the carrying value of long-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable from future undiscounted cash flows. An impairment loss equal to the difference in the asset carrying value and its fair value is recognized in the period in which the determination is made.

Research and development

Research costs are expensed in the period incurred. Where, in the opinion of management, the deferral criteria established under GAAP are satisfied in all material respects, development costs are capitalized and amortized over the estimated life of the related products. Otherwise, development costs are charged as an expense in the period incurred. To date, no development costs have been deferred.

Deferred charges

On January 1, 2006, the Company adopted Emerging Issues Committee Abstract 156, “Accounting by a Vendor for Consideration Given to a Customer (Including a Reseller of the Vendor’s Products)” (“EIC- 156”). In 2005, the Company entered into a sales agreement where cash consideration is provided to a certain customer for marketing expenses administered by the customer over a three-year period. Cash consideration offered by the Company to the customer is recorded as a reduction in revenue in the Company’s statement of operations.

Amounts paid in advance are presented as deferred charges and are being amortized on a straight-line basis over the term of the contract.

EIC-1 56 was retroactively applied with no impact on prior year revenues.

Asset retirement obligation

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The asset retirement costs, which are included in the carrying amount of the related asset, are amortized over the remaining useful life of the asset.

Share issue costs

Direct costs associated with an issue of capital stock are deducted from the related proceeds at the time of the issue.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

Revenue recognition

All revenue is stated net of Value Added Taxes (“VAT”).

Contracts with retailers

The Company has entered into a number of contracts with retailers to allow the retailers’ customers to print or store digital images. The Company derives its revenues from contracts with retailers involving the provision of software and support, communications and storage services. Some contracts carry obligations to install and maintain hardware where the retailer provides kiosks for access by their customers to the Company’s software. Some contracts include provisions for the Company to earn revenues based on the number and sizes of prints ordered by the retailers customers or on volume used through the storage of images on the Company’s servers.

Revenues from software licenses and support contracts and the installation and provision of associated hardware is recognized over the term of the contract with the retailer on a straight line basis.

Revenues from the volumes and sizes of images sold is recognized when the images are delivered to the retailer at rates set out in the contracts.

Revenues from the storage of images are recognized on a volume and time basis at rates set out in the contracts.

Other revenues

The Company also earns revenues as a result of selling compact discs containing software to enable the retailers sell to their customers to edit, share and order prints from digital images. Revenues are recognized when the CD’s are delivered to the retailers.

Stock-based compensation plan

The Company has a number of stock option plans for employees and non-employees, which are described in note 6. Options issued are accounted for in accordance with the fair value method of accounting for stock-based compensation as defined in the provisions of Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”. The cost of the options is charged to the statement of operations with an offsetting amount recorded to contributed surplus based on an estimate of the fair value determined using the Black-Scholes option pricing model. For options granted that vest based on market indexed conditions, an estimate of the fair value is determined using a binomial lattice option-pricing model. The section applies to certain awards outstanding on the date of adoption, being January 1, 2004 for the Company, and relates to all awards granted on or after January 1, 2002.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

Leases

Leases in which a significant portion of the risk and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of operations on a straight-line basis over the term of the lease.

Assets held under capital leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalized as tangible equipment and are amortized over their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the statement of operations over the period of the leases.

Pension costs

The Company operates a defined contribution pension scheme in respect of some of its employees, including five of the directors. The amount charged to the statement of operations for pension costs is the amount of contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepaid expenses in the balance sheet.

Financial instruments

Financial instruments are classified in accordance with the substance of the contractual arrangement. Financial liabilities, which are defined as any contractual obligation to deliver cash or another financial asset to another party, are classified as liabilities. Where financial instruments contain both a debt and equity component, the instruments are presented at their component fair values at the time they were originally issued.

The Company uses derivative financial instruments to reduce the exposure to foreign exchange risk. The Company does not hold or issue derivative financial instruments for speculative purposes. For a forward exchange contract to be treated as a hedge, the instrument must be related to actual foreign currency transactions or to a probable commitment. It must involve the same currency or similar currencies as the hedged item and must reduce the risk of foreign currency exchange movements on the Company’s operations. Gains or losses on these contracts are deferred and recognized only when the hedged transaction itself has been reflected in the Company’s financial statements.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

Net (loss) income per share

Basic net (loss) income per share is computed using the weighted average number of common shares outstanding during the year. The treasury stock method is used for the calculation of diluted net (loss) income per share. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted net (loss) income per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period. Stock options and warrants are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options and warrants.

At December 31, 2006, 740,196 options (2005 -1,279,495) were outstanding and exercisable and were included in the calculation of diluted basic (loss) income per share.

Foreign currency transactions and translation

Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate.

The Company’s foreign currency denominated subsidiaries are integrated operations and are translated using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end rate. Non-monetary assets are translated at historic rates. Revenues and expenses are translated at the average rate for the period except for amortization, which is translated at historic rates. Exchange gains and losses on translation are recorded in the statement of operations.

Use of estimates and measurement uncertainty

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and other reported amounts in the consolidated financial statements and the related notes. Significant estimates and assumptions are necessary in the determination of the recoverable amounts for equipment and in the determination of the value ascribed to the components of stock-based transactions. Actual results may differ from those estimates.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

Comparative amounts

Comparative amounts have been reclassified, where necessary, to conform with the presentation adopted in the current year.

Recent Canadian GAAP announcements

CICA HB 1506: Accounting changes

The revision establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors, replacing former CICA 1506. These changes are effective for interim and annual financial statements relating to years beginning on or after January 1, 2007. The Company does not expect this revision to impact the financial statements.

CICA HB 1530: Other Comprehensive Income; 3855: Financial Instruments - Recognition and Measurement; and 3865: Hedging

In 2005, the CICA issued three new standards on accounting for financial instruments: Sections 1530, 3855, and 3865. The new requirements are effective for public companies for periods starting on or after October 1, 2006.

The new standards emphasize the use of fair value, rather than historical cost, as the basis for accounting for financial instruments. Fair value accounting is mandatory for certain instruments, such as equity investments in public companies and derivatives, and permissible for almost all others. In addition, the standards can affect how a company accounts for an instrument under the historical cost method. The Company has determined there will be minimal impact on financial statements beginning in fiscal 2007.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

3	Equipment

	As at March 31, 2007

		Accumulated
	Cost	amortization	Net
	£	£	£

Computer equipment	918,995	704,106	214,889
Furniture and office equipment	123,349	118,143	5,206
Asset retirement	48,633	40,067	8,566

	1,090,977	862,316	228,661

Amortization of equipment for the three-month period ended March 31, 2007 was £28,342 (2006 - £22,272). No assets were held under capital lease.

	As at December 31, 2006

		Accumulated
	Cost	amortization	Net
	£	£	£

Computer equipment	923,503	725,312	198,191
Furniture and office equipment	69,085	63,767	5,318
Demonstration equipment	9,000	6,751	2,249
Asset retirement	48,633	37,925	10,708

	1,050,221	833,755	216,466

		As at December 31, 2005

		Accumulated
	Cost	amortization	Net
	£	£	£

Computer equipment	736,188	640,056	96,132
Furniture and office equipment	67,316	62,938	4,378
Demonstration equipment	9,000	3,751	5,249
Asset retirement	48,633	29,359	19,274

	861,137	736,104	125,033

Amortization of equipment for 2006 was £98,103 (2005 - £96,191). No assets were held under capital lease.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

4	Accounts payable, accrued liabilities and other liabilities

	As at
	March 31,		As at December 31,
	2007	2006	2005
	£	£	£

Trade payables	1,209,982	1,256,913	239,094
Trade accruals	556,374	833,915	636,688
Taxes - social security and other	800,796	137,367	105,819

	2,567,152	2,228,195	981,601

5	Asset retirement obligation

The Company’s asset retirement obligation relates to restoring leased premises to the state that existed prior to the commencement of leasehold renovations conducted by the Company. The amount of undiscounted cash flows initially estimated was £57,200. The credit adjusted risk-free rate at which the estimated cash flows were discounted was 7.5% . The estimated timing of the cash flows associated with settling the obligation is March 2008. Accretion expense for the three months ended March 31, 2007 was £1,054 and fiscal 2006 £3,921 (2005 - £3,648) and was included in general and administrative expense in the consolidated statement of operations.

6	Capital stock and stock options

a)	Capital stock

Common shares

Authorized
46,757,215 (2005 - 46,757,215) ordinary shares of 1p each
13,242,785 (2005 - 13,242,785) deferred ordinary shares of 1p each

The deferred shares were created as part of the process of listing the company on Alternative Investment Market (“AIM”) and carry no rights to attend, speak or vote at a general meeting or receive any dividend. On December 1, 2003, 13,242,785 deferred shares were issued at par of 1p each. In 2006, the Company bought back all the deferred shares for an aggregate sum of £1. The difference of £132,428 from the par value was recorded in contributed surplus.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

b)	Stock options

The Company has three option plans as follows:

i)

Under the Company’s stock option plan adopted in 2003, the Company may grant up to £3,000,000 (as determined by reference to the market value of the of common shares) options outstanding and shall vest 1/3rd on the first anniversary of the date of grant of the option and then 1/12th on the expiry of each three-month period following the first anniversary of the date of grant of the option. The options shall expire at the earlier of:

	•	after 10 years from date of grant

	•	40 days after cessation of employment for any reason, take over, change of control, or the passing of a resolution for the voluntary wind up of the Company

	•	12 months after the death of an option holder, and

	•	The bankruptcy of the option holder.

ii)

The Company has granted 293,115 options to certain non-employees in 2003 that vested immediately with an exercise price ranging from £1 .5466 to £1 .5555 and are exercisable for a period of five years to December 2008.

iii)	Long-term incentive plan

The long-term incentive plan options were granted at an exercise price of £0.01 and vest equally on December 31, 2005, 2006 and 2007. Two-thirds of the options become exercisable on the achievement of Company profitability targets, whilst one-third becomes exercisable on the share price of the Company achieving certain levels at the years ended 2005, 2006 and 2007. In addition, all options will vest subject to the sale of the business above a certain share price. The conditions for the options becoming exercisable were not satisfied for 2005 or 2006. For 2007, the share price at which the business must be sold is £1.00 per share in order for these options to vest.

Option holders may only exercise options during employment with the Company or within 40 days of leaving employment.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

The following table summarizes activity under the Company’s stock option plans:

		Weighted	Weighted
		average	average
		exercise	exercise
		price of	price of
Number of		outstanding	exercisable
Stock options	options	options	options
		£	£

Outstanding - December 31, 2004
(1,286,689 shares exercisable)	1,641,625	1.07	1.05
Granted	457,500	0.01
Forfeited	(29,901)	1.47
Exercised	(165,563)	0.82

Outstanding - December 31, 2005
(1,279,495 shares exercisable)	1,903,661	0.83	0.81
Granted	125,000	0.34
Forfeited	(622,633)	0.87

Outstanding - December 31, 2006
(740,196 shares exercisable)	1,406,028	0.74	0.78

Outstanding - March 31, 2007
(761,029 shares exercisable)	1,406,028	0.74	0.78

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

		Options outstanding		Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
	Number	contractual	exercise	Number	exercise
Exercise price	outstanding	life	price	exercisable	price
£		(years)	£		£

0.01	366,000	2.0	0.01	366,000	0.01
0.34	125,000	9.8	0.34	-	0.34
0.77	517,220	5.6	0.77	517,220	0.77
1.26	86,743	6.8	1.26	86,743	1.26
1.55	86,831	1.9	1.55	86,831	1.55
1.56	206,284	1.9	1.56	206,284	1.56
1.66	17,950	6.8	1.66	17,950	1.66

0.01 - 1.66	1,406,028	4.3	0.74	1,281,028	0.78

During the years ended December 31, 2006 and 2005, no stock options were provided to consultants for services rendered.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes and Binomial pricing models with the following weighted average assumptions for options granted:

	2006	2005

Expected volatility	52%	52%
Risk-free interest rate	4.25%	4.25%
Expected life (in years)	3	3
Dividend yield	0%	0%

Expected volatility of the Company’s shares is based on the Company’s trading history. The risk-free interest rate is based on the yield available on similarly dated zero coupon UK government bonds at the time of separate option grants. The expected life is based on the contractual terms and vesting schedules of options granted. The expected dividend yield is zero as the Company has not paid cash dividends in the past and has no expectation of paying dividends in the foreseeable future.

During the year ended December 31, 2006, the Company recognized compensation expense of £64,917 for stock options issued to employees (2005 - £140,582).

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

7	Net change in non-cash working capital items

	For the three-month period		For the year ended
	ended March 31,		December 31,
	2007	2006	2006	2005
	£	£	£	£

Accounts receivable	(250,217)	110,041	(377,943)	(329,548)
Prepaid expenses	(85,567)	75,080	(192,235)	2,536
Deferred charges	6,531	-	(250,000)	-
Accounts payable, accrued
liabilities and other liabilities	338,957	99,976	1,246,594	(358,844)
Other receivables	(23,848)	(751,290)	40,656	10,567
Deferred revenue	151,361	96,183	(436,431)	526,494

	137,217	(370,010)	30,641	(148,795)

8	Income taxes

The standard rate of tax for the year, based on the United Kingdom standard rate of corporation tax, is 19%. The actual tax credit for the current and previous year is lower than this standard rate for the reasons set out in the following reconciliation:

	2006	2005
	%	%

Reconciliation to current tax credit
Standard rate of UK corporation tax	19	19
Non-taxable income	(3)	2
Unused trading losses	(19)	(20)
Prior year adjustment	1	6

Total current tax credits/expense	(2)	7

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

The amount of future income tax asset not provided in the financial statements is:

	2006	2005
	£	£

Capital allowances in excess of amortization	47,918	31,874
Trading losses	1,967,452	1,941,123
Other short-term temporary differences	2,129	8,903

	2,017,499	1,981,900
Valuation allowance	(2,017,49 9)	(1,981,900)

	-	-

Future tax assets have not been recognized in respect of timing differences relating to trading losses, capital allowances in excess of amortization and other short-term timing differences as there is insufficient evidence that the assets will be recovered. The asset will be recognized in future periods should sufficient profits be generated against which the asset can be recovered.

9	Related party transactions

Lord Young of Graffham is the chairman of the Board of Directors and a shareholder of the Company and of CDIB Young Associates Capital Partners LP.

CDIB Young Associates Capital Partners LP is also a substantial shareholder of the Company.

During the year ended December 31, 2006, sales of £nil (2005 - £53,828) were made to Spectrum Interactive Plc, a company related to both Lord Young of Graffham and CDIB Young Associates Capital Partners LP through their respective shareholdings. At the year-end, a balance of £nil (2005 - £nil) was due to the Company.

During the year ended December 31, 2006, fees relating to the provision of office space of £9,000 (2005 - £5,182) were charged by Young Associates Ltd., a company within which Lord Young of Graffham and CDIB Young Associates Capital Partners LP are shareholders. At the year-end, a balance of £14,500 (2005 - £2,644) was due from the Company.

10	Pension schemes

The Company operates a defined contribution scheme. The unpaid contributions to the pension scheme at December 31, 2006 were £7,566 (2005 - £8,851).

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

11	Segmented information

The Company’s only reportable segment is the provision of digital image delivery, hosting, storage and financial reporting for photo-finishing retailers.

The Company’s sales by geographical area are as follows:

	For the three-month period		For the year ended
	ended March 31		December 31,
	2007	2006	2006	2005
	£	£	£	£
United Kingdom	800,180	1,395,158	4,346,080	1,951,870
Rest of the world	129,966	210,431	1,106,493	1,628,003
	930,146	1,605,589	5,452,573	3,579,873

Revenue is attributable to the geographic location of the Company’s customer. At December 31, 2006 and 2005, all of the Company’s equipment was located in the United Kingdom.

Major customers, representing 10% or more of sales, include:

	For the three-month period		For the year ended
	ended March 31		December 31,
	2007	2006	2006	2005
	£	£	£	£
Customer A	151,959	366,281	1,158,045	885,625
Customer B	157,389	51,092	396,026	48,480
Customer C	341,631	826,619	2,224,383	506,317
Customer D	67,078	125,856	536,592	575,576
Customer E	49,593	49,593	223,371	454,442

For periods where sales to a customer represents less than 10% of the Company’s total sales, a balance is shown for comparative purposes.

12	Financial instruments

a)	Fair values

The fair values of cash and cash equivalents, short-term investments, accounts receivable, other receivables and accounts payable, accrued liabilities and other liabilities approximate their carrying amounts due to the near-term maturity of these instruments.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

b)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. The Company limits its exposure to credit risk by placing its cash and cash equivalents and short term investments with high credit quality financial institutions and corporations. The Company provides its services on credit in the normal course of conducting its business.

c)	Foreign exchange risk

The Company has invested in operations outside the United Kingdom and also buys and sells goods and services in currencies other than sterling. As a result, the value of the Company’s non-sterling revenues, purchases, financial assets and liabilities and cash flows can be affected significantly by movements in exchange rates in general and in U.S. dollar rates in particular. Natural hedging is employed, to the extent possible, to minimize net exposures.

d)	Interest rate risk

The Company has cash deposits of £4,559,482 (2005 - £4,930,906). These cash deposits are placed on the money market at rates from seven days to one year. At the year-end, the weighted average interest rate for the fixed rate cash deposits was 4.74% (2005 - 4.65%) and the weighted average interest rate for the floating rate cash deposits was the Bank of Scotland’s base rate at 4.77% (2005 - 4.75%) .

13	Commitments

The Company has entered into agreements to lease premises and services for periods to 2008. Minimum payments for each of the remaining two years are as follows:

£
2007	169,286
2008	48,255
217,541

14	Subsequent events

On May 22, 2007, the Company’s shareholders received an offer from PhotoChannel Networks Inc. to purchase all the Company’s outstanding shares for approximately £8.1 million.

Pixology Plc
Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at
December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

15	Reconciliation to accounting principles generally accepted in the United States of America

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and do not differ from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States (“US GAAP”).

a)	Comprehensive income

U.S. GAAP requires disclosure of comprehensive income, which is intended to reflect all changes in equity except those resulting from contributions from owners. There are no material adjustments required to present comprehensive income for the purposes of these consolidated financial statements.

b)	Cash flow statement

The Canadian accounting standard for the preparation of cash flow statements is consistent with the guidance provided by International Accounting Standard (“IAS”) 7, and accordingly, the cash flow statements presented herein have not been reconciled to U.S. GAAP under the accommodation provided by the Securities and Exchange Commission of the United States (“SEC”).

c)	Recent U.S. pronouncements

Financial Accounting Standards (“FAS”) accounting changes and error corrections

FAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principles effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this statement to impact the financial statements.

FAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments and becomes effective for fiscal years beginning on or after November 15, 2007. The Company has not yet determined the impact of this statement.

Notes to Consolidated Financial Statements
December 31, 2006
(Information as at March 31, 2007 and 2006 and for the three-month period then ended and as at December 31, 2005 and for the year then ended is unaudited)

(expressed in Sterling)

Staff Accounting Bulletin (“SAB”) 108 expresses the view of the SEC staff on prior year misstatements and their effect in current year financial statements. The bulletin addresses how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement and is effective for years ending after November 15, 2006. The Company does not expect this bulletin to impact their financial statements.

FAS Board Interpretation 48: Accounting for uncertainty in income taxes - Prescribes a recognition and measurement model for tax positions taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Effective for fiscal years beginning after December 15, 2006. The Company is currently determining the impact, if any, of this interpretation.

FAS 157: Fair value measurements - Defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. These definitions would be applied effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently determining the impact of this statemement

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable, or after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

     Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

     Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

     Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or, after the final disposition of an eligible proceeding, pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

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  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

     If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

     Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify or to pay expenses, despite Sections 160 to 163 of the Act.

     Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act and subject to the mandatory payment of expenses in accordance with Section 161 of the Act.

     The Registrant’s By-laws provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the BCBCA.

     Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

     Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits.

The Exhibits filed with or incorporated by reference into this Registration Statement are listed in the Exhibit Index which appears elsewhere herein.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

     Concurrently with the initial filing of this Registration Statement, the Registrant filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 14th day of August, 2007.

PHOTOCHANNEL NETWORKS INC.

By:	/s/ Peter David Fitzgerald
	Name:	Peter David Fitzgerald
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of August, 2007.

Signature	Title

/s/ Peter David Fitzgerald	Chief Executive Officer and Director
Peter David Fitzgerald	(Principal Executive Officer)

/s/ John Robert Chisholm	Chief Financial Officer (Principal Financial
John Robert Chisholm	Officer and Principal Accounting Officer)

/s/ Peter Scarth
Peter Scarth	Director

/s/ Cory Kent
Cory Kent	Director

/s/Thomas Bruun Nielsen
Thomas Bruun Nielsen	Director

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AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 14th day of August, 2007.

By:	/s/ Aaron Rallo

	Name:	Aaron Rallo
	Title:	Chief Technology Officer

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EXHIBIT INDEX

Exhibit	Description
4.1

Annual Report dated March 30, 2007 (incorporated by reference to the Registrant’s annual report on Form 20-F for the fiscal year ended September 30, 2006 and filed with the Commission on April 2, 2007).

4.2

Audited comparative consolidated balance sheets as at September 30, 2006 and 2005 and consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended September 30, 2006, including the notes thereto and the report of independent registered public accounting firm thereon (incorporated by reference to the Registrant’s annual report on Form 20-F for the fiscal year ended September 30, 2006 and filed with the Commission on April 2, 2007).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended September 30, 2006 (incorporated by reference to the registrant’s annual report on Form 20- F for the fiscal year ended September 30, 2006 and filed with the Commission on Jan 29, 2007).

4.4

Amended unaudited comparative interim consolidated financial statements as at and for the six- month period ended March 31, 2007, including the notes thereto (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on August 10, 2007).

4.5

Management’s discussion and analysis of financial condition and results of operations for the six - month period ended March 31, 2007 (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on May 31, 2007).

4.6

Management proxy circular dated January 26, 2007, in respect of the annual and special meeting of shareholders held on March 6, 2007 (excluding information which is not required to be incorporated by reference into the Canadian prospectus, namely the sections entitled “Statement of Corporate Governance Practices”) (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on February 13, 2007).

4.7

Material change report dated November 16, 2006 with respect to the consolidation of outstanding common shares on a ten-old-for-one-new (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on May 29, 2007).

4.8

Material change report dated April 3, 2007 with respect to the private placement of common shares and warrants for gross proceeds of US$14,502,999 (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on April 4, 2007).

4.9

Material change report dated April 12, 2007 with respect to the private placement of common shares and warrants for additional gross proceeds of US$561,000 million (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on April 12, 2007).

4.10

Material change report dated May 1, 2007 with respect to the offer to acquire all of the ordinary shares of Pixology (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on May 16, 2007).

4.11

Material change report dated July 3, 2007 with respect to the offer to acquire all of the ordinary shares of Pixology (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on July 25, 2007).

5.1	Consent of PricewaterhouseCoopers LLP. (1)
5.2	Consent of PricewaterhouseCoopers LLP. (1)

5.3	Consent of Lang Michener LLP. (1)
5.4	Consent of Davis Wright Tremaine LLP. (1)
6.1	Powers of Attorney (previously included on the signature page of the initial registration statement on Form F-10 filed with the Commission on May 29, 2007).

(1)	Filed with this Amendment No. 1 to the Registration Statement on Form F-10

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